UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_______________

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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                                                                                                 CARDTRONICS, INC.

                                                                        (Name of Registrant as Specified in its Charter)

                                                    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE of Annual Meeting of Stockholders and Proxy Statement

April 13, 2012

Dear Stockholder:

Notice is hereby given that the 2012 Annual Meeting of Stockholders (“Annual Meeting”) of Cardtronics, Inc., a Delaware corporation (the “Company”), will be held on Tuesday, May 15, 2012, at 5:00 p.m., central daylight time, at 3250 Briarpark Drive, Suite 400, Houston, Texas 77042.  At the Annual Meeting, stockholders will be asked to:

1.                   Elect three Class II directors to the Board of Directors to serve until the 2015 Annual Meeting of Stockholders;

2.                   Adopt a resolution in which they approve, on an advisory basis, the compensation of the Company’s Named Executive Officers as disclosed in this Proxy Statement;

3.                   Ratify the Audit Committee’s selection of KPMG LLP as the independent registered public accounting firm of Cardtronics, Inc. for the fiscal year ending December 31, 2012; and

4.             Transact such other business as may properly come before the meeting or any adjournments or postponements of the meeting.

Only stockholders of record at the close of business on March 20, 2012 are entitled to notice of and to vote at the Annual Meeting.  A list of stockholders will be available commencing April 27, 2012 and may be inspected at our offices during normal business hours prior to the Annual Meeting.  The list of stockholders will also be available for review at the Annual Meeting.  In the event there are not sufficient votes for a quorum or to approve the items of business at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies.

These materials include the formal notice of the meeting, Proxy Statement, and financial statements.  The Proxy Statement tells you about the agenda and related matters for the meeting.  It also describes how the Board of Directors operates, gives information about its director candidates, and provides information about the other items of business to be conducted at the meeting.

Even if you plan to attend the Annual Meeting, please sign, date, and return the enclosed proxy card as promptly as possible to ensure that your shares are represented.  If you attend the Annual Meeting, you may withdraw any previously submitted proxy and vote in person.

                                                                                                Sincerely,

                                                                                                /s/ Michael E. Keller

                                                                                                Michael E. Keller

                                                                                                General Counsel and Secretary

PROXY STATEMENT

CARDTRONICS, INC.

3250 Briarpark Drive, Suite 400

Houston, Texas 77042

PROXY STATEMENT

These proxy materials are furnished to you in connection with the solicitation of proxies by the Board of Directors (“Board”) of Cardtronics, Inc., for use at our 2012 Annual Meeting of Stockholders and any adjournments or postponements of the meeting (the “Annual Meeting”).  The Annual Meeting will be held on Tuesday, May 15, 2012, at 5:00 p.m., central time, at our Houston offices located at 3250 Briarpark Drive, Suite 400, Houston, Texas 77042.  Directions to our offices are set forth on the last page of this Proxy Statement.

The Notice of Annual Meeting, this Proxy Statement, the enclosed proxy card, and our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (“Annual Report”) are being mailed to stockholders beginning on or about April 13, 2012.

About the Annual Meeting

What is the purpose of the 2012 Annual Meeting of Stockholders?

At the Annual Meeting, our stockholders will be asked to (1) elect three directors to serve until the 2015 Annual Meeting of Stockholders and until their successors are duly elected, (2) adopt a resolution in which they approve, on an advisory basis, the compensation of the Company’s Named Executive Officers as disclosed in this Proxy Statement, (3) ratify the Audit Committee’s selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012, and (4) transact such other business as may properly come before the Annual Meeting and any adjournments or postponements of the Annual Meeting.  Each of the above matters that will be submitted to the stockholders for their approval (each a “Proposal”) is described in more detail on pages 5 to 9 herein.

Why did I receive these proxy materials?

You received these proxy materials from us in connection with the solicitation by our Board of proxies to be voted at the Annual Meeting because you owned our common stock at the close of business on March 20, 2012.  We refer to this date as the “record date.”

This Proxy Statement contains important information for you to consider when deciding how to vote your shares at the Annual Meeting.  Please read this Proxy Statement carefully.

What is a proxy?

A proxy is your legal designation of another person to vote the shares that you own.  That other person is called a proxy.  If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card.  Our Board has appointed J. Chris Brewster and Michael E. Keller (the “Proxy Holders”) to serve as proxies for the Annual Meeting.  If you are a stockholder of record (as discussed in more detail below), your shares will be voted by the Proxy Holders in accordance with the instructions on the proxy card you submit by mail or by e-mail.  If you do not provide instructions on the proxy card, the Proxy Holders will vote in accordance with the recommendations of the Board.  See “What are the recommendations of the Board?” below for additional information.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, then you own our common stock through multiple accounts at the transfer agent and/or with stockbrokers.  Please sign and return all proxy cards to ensure that all of your shares are voted at the Annual Meeting.

What is the difference between holding shares as a “stockholder of record” and holding shares in “street name?”

•         Stockholder of Record.  If your shares are registered directly in your name with our transfer agent, Wells Fargo Bank, N.A., you are considered a “stockholder of record” with respect to those shares, and you are receiving these proxy materials directly from us.  As the stockholder of record, you have the right to mail your proxy directly to us or to vote in person at the Annual Meeting.

•         Street Name Stockholder.  If your shares are held in a stock brokerage account, by a bank or other holder of record (commonly referred to as being held in “street name”), you are the “beneficial owner” with respect to those shares and these proxy materials are being forwarded to you by that custodian.  As summarized below, there are distinctions between shares held of record and those held beneficially.

How many votes must be present to hold the Annual Meeting?

There must be a quorum for the Annual Meeting to be held.  A quorum is the presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of common stock issued and outstanding on the record date.  As of the record date, there were 44,109,447 shares of our common stock outstanding and entitled to vote at the Annual Meeting.  Consequently, the presence of the holders of at least 22,054,724 shares of common stock, in person or by proxy, is required to establish a quorum for the Annual Meeting.

How many votes do I have?

You are entitled to one vote for each share of common stock that you owned on the record date on all matters considered at the Annual Meeting.

How do I vote my shares?

•         Stockholder of Record.  Shares held directly  in your name as the stockholder of record can be voted in person at the Annual Meeting or you can provide a proxy to be voted at the Annual Meeting by signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope.  If you plan to vote in person at the Annual Meeting, please bring proof of identification.  Even if you currently plan to attend the Annual Meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

•         Street Name Stockholder.  If you hold your shares in “street name” (for example, at your brokerage account), please follow the instructions provided by your bank, broker, or other holder of record (the record holder).  Shares held in street name may be voted in person by you at the Annual Meeting only if you obtain a signed proxy from the record holder giving you the right to vote the shares.  If you hold your shares in street name and wish to simply attend the Annual Meeting, please bring proof of ownership and identification.

What are the recommendations of the Board?

Our Board recommends that you vote:

•         FOR the election of the three nominated Class II directors;

•         FOR a resolution in which the stockholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers as disclosed in this Proxy Statement; and

•         FOR the proposal to ratify the Audit Committee’s selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

Can I change my vote after I return my proxy card?

Yes.  Even after you have returned your proxy card, you may revoke your proxy at any time before it is exercised by (1) submitting a written a notice of revocation to our General Counsel and Secretary, Michael E. Keller, by mail to Cardtronics, Inc., 3250 Briarpark Drive, Suite 400, Houston, Texas 77042 or by facsimile at (832) 308-4761, (2) mailing in a new proxy card bearing a later date, or (3) attending the Annual Meeting and voting in person, which suspends the powers of the Proxy Holders.

If you are a “street name” stockholder, you may change your vote by submitting new voting instructions to your bank, broker, or nominee in accordance with that entity’s procedures.

Could other matters be decided at the Annual Meeting?

At the time this Proxy Statement went to press, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement.

With respect to any other matter that properly comes before the Annual Meeting, the Proxy Holders will vote the proxies as recommended by our Board or, if no recommendation is given, in their own discretion.

What is the effect of abstentions and broker non-votes and what vote is required to approve each proposal discussed in this Proxy Statement?

Abstentions and Broker Non-Votes.  Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business.  Abstentions occur when stockholders are present at the Annual Meeting but choose to withhold their vote for any of the matters upon which the stockholders are voting.  “Broker non-votes” occur when other holders of record (such as banks and brokers) that hold shares on behalf of beneficial owners do not receive voting instructions from the beneficial owners before the Annual Meeting and do not have discretionary authority to vote those shares if they do not receive timely instructions from the beneficial owners.

Election of Directors.  A plurality of the votes cast is required for the election of directors.  This means that the three director nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote will be elected to our Board.  You may vote “FOR” or “WITHHOLD AUTHORITY” for each director nominee.  If you “WITHHOLD AUTHORITY,” your votes will be counted for purposes of determining the presence or absence of a quorum, but will have no legal effect on the election of directors under Delaware law.  Broker non-votes are not treated as entitled to cast a vote and therefore will have no impact on the proposal.

Advisory Vote on Executive Compensation.  The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item is required to approve this proposal.  You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal.  If you “ABSTAIN,” your votes will be counted for purposes of establishing a quorum, and the abstention will have the same effect as a vote “AGAINST” the proposal.  All shares are entitled to vote on each proposal.  Broker non-votes are not treated as entitled to vote and therefore will have no impact on the proposal.

Ratification of the Appointment of the Independent Registered Public Accounting Firm.  The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item is required to approve this proposal.  You may vote “FOR,” “AGAINST” or “ABSTAIN” on our proposal to ratify the selection of our independent registered public accounting firm.  If you “ABSTAIN,” your votes will be counted for purposes of establishing a quorum, and the abstention will have the same effect as a vote “AGAINST” the proposal.

Who is participating in this proxy solicitation and who will pay for its cost?

We will bear the entire cost of soliciting proxies, including the cost of the preparation, assembly, printing, and mailing of this Proxy Statement, the proxy card, and any additional information furnished to our stockholders.  In addition to this solicitation by mail, our directors, officers, and other employees may solicit proxies by use of mail, telephone, facsimile, electronic means, in person or otherwise.  These persons will not receive any additional compensation for assisting in the solicitation, but may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation.

We have retained Broadridge Investor Communication Solutions, Inc. to aid in the distribution of proxy materials and to provide voting and tabulation services for the Annual Meeting.  For these services, we will pay Broadridge Investor Communication Solutions, Inc. a fee of approximately $5,500 and reimburse it for certain expenses.  In addition, we will reimburse brokerage firms, nominees, fiduciaries, custodians, and other agents for their expenses in distributing proxy materials to the beneficial owners of our common stock.

May I propose actions for consideration at the next annual meeting of stockholders or nominate individuals to serve as directors?

You may submit proposals for consideration at future stockholder meetings, including director nominations.  Please see “Corporate Governance –  Our Board –  Director Selection and Nomination Process” and “Proposals for the 2013 Annual Meeting of Stockholders” for more details.

What is “householding” and how does it affect me?

The Securities and Exchange Commission (“SEC”) has implemented rules regarding the delivery of proxy materials to households.  This method of delivery, often referred to as “householding,” permits us to send a single annual report and/or a single Proxy Statement to any household at which two or more different stockholders reside where we believe the stockholders are members of the same family or otherwise share the same address or where one stockholder has multiple accounts.  In each case, the stockholder(s) must provide express or implied prior consent to the householding process.  Under the householding procedure, each stockholder continues to receive a separate notice of any meeting of stockholders and proxy card.  Householding reduces the volume of duplicate information our stockholders receive and reduces our expenses.  We may institute householding in the future and will notify our registered stockholders who will be affected by householding at that time.

Many banks, brokers, and other holders of record have instituted householding.  If you or your family have one or more “street name” accounts under which you beneficially own our common stock, you may have received householding information from your bank, broker, or other holder of record in the past.  Please contact the holder of record directly if you have questions, require additional copies of this Proxy Statement or our annual report or wish to revoke your decision to household and thereby receive multiple copies.  You should also contact the holder of record if you wish to institute householding.  These options are available to you at any time.

Whom should I contact with questions about the Annual Meeting?

If you have any questions about this Proxy Statement or the Annual Meeting, please contact our General Counsel and Secretary, Michael E. Keller, at 3250 Briarpark Drive, Suite 400, Houston, Texas 77042 or by telephone at (832) 308-4000.

Where may I obtain additional information about Cardtronics, Inc.?

We refer you to our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the SEC on February 27, 2012.  Our Annual Report on Form 10-K, including audited financial statements, is also included with your proxy mailing.  Our Annual Report on Form 10-K is not part of the proxy solicitation material.  You may also find information about us on our website at www.cardtronics.com.

IF YOU WOULD LIKE TO RECEIVE ADDITIONAL INFORMATION ABOUT CARDTRONICS, INC., PLEASE CONTACT OUR GENERAL COUNSEL AND SECRETARY, MICHAEL E. KELLER, AT 3250 BRIARPARK DRIVE, SUITE 400, HOUSTON, TEXAS 77042.

On the following four pages, we have set forth the three (3) proposals that are being submitted to the stockholders for their approval.  Following each proposal is a summary of the proposal as well as the Board’s recommendation in support thereof.

Proposal No. 1:

Election of class II Directors

Our Director Nominees

Our Board currently has nine director positions that are divided into three classes, with one class to be elected at each Annual Meeting of Stockholders to serve for a three-year term.  The term of our Class I directors expires at the 2014 Annual Meeting of Stockholders; the term of our Class II directors expires at the 2012 Annual Meeting of Stockholders; and the term of our Class III directors expires at the 2013 Annual Meeting of Stockholders; with each director to hold office until his successor is duly elected and qualified or until his earlier death, retirement, resignation, or removal.  Our Class I directors are Robert P. Barone, Jorge M. Diaz, and G. Patrick Phillips; our Class II directors are J. Tim Arnoult, Dennis F. Lynch, and Juli C. Spottiswood; and our Class III directors are Steven A. Rathgaber and Mark Rossi.  Our Board has one vacant Class III position that we expect to fill in the next 12 to 18 months.

Effective February 28, 2012, acting upon the recommendation of the Nominating & Governance Committee, the Board nominated J. Tim Arnoult, Dennis F. Lynch, and Juli C. Spottiswood for re-election as Class II directors at the Annual Meeting.  Each nominee is currently a director, has consented to being named a nominee in this Proxy Statement, and has indicated a willingness to serve if elected.  Class II directors elected at the Annual Meeting will serve for a term to expire at the 2015 Annual Meeting of Stockholders, with each director to hold office until his successor is duly elected and qualified or until his earlier death, retirement, resignation, or removal.

Unless authority to vote for a particular nominee is withheld, the shares represented by the enclosed proxy will be voted FOR  the election of each of J. Tim Arnoult, Dennis F. Lynch, and Juli C. Spottiswood as Class II directors.  In the event that any nominee becomes unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of such other person as the Board may recommend in his place.  We have no reason to believe that any nominee will be unable or unwilling to serve as a director.

A plurality of the votes cast at the Annual Meeting is required to elect each nominee as a director.  Stockholders may not cumulate their votes in the election of our directors.

The names and certain information about the Class II director nominees, including their ages as of the Annual Meeting date, are set forth below:

Name	Age	Position
J. Tim Arnoult	63	Class II Director
Dennis F. Lynch	63	Class II Director
Juli C. Spottiswood	45	Class II Director

J. Tim Arnoult has served as a director of our Company since January 2008.  Mr. Arnoult provides over 30 years of banking, payments and information technology experience to our Board.  From 1979 to 2006, Mr. Arnoult served in various positions at Bank of America, N.A., including President of Global Treasury Services in 2005 and 2006, President of Global Technology and Operations from 2000 to 2005, President of Central U.S. Consumer and Commercial Banking from 1996 to 2000, and President of Private Banking from 1992 to 1996.  Mr. Arnoult is also experienced in the integration of complex mergers including NationsBank and Bank of America in 1998 and Bank of America and Fleet Boston in 2004.  Mr. Arnoult has been retired since 2006.  Mr. Arnoult holds a Bachelor of Arts and Masters of Business Administration degrees from the University of Texas at Austin.

Mr. Arnoult has experience serving as a director for public and private corporate as well as significant non-profit and industry association boards, including the board of VISA USA.  We believe Mr. Arnoult’s broad financial services background, including international responsibilities, and past directorship experience make him well-qualified to serve on our Board, as Chairman of our Nominating & Governance Committee, on our Audit Committee, and on our Finance Committee.

Dennis F. Lynch has served as a director of our Company since January 2008 and Chairman of the Board since November 2010.  Mr. Lynch has over 30 years of experience in the payments industry and has led the introduction and growth of various card products and payment solutions.  Mr. Lynch is currently a director and was previously the chairperson (from 2009 through 2011) of the Secure Remote Payments Council, a cross-industry group dedicated to accelerating more secure methods of conducting consumer payments in the internet/mobile marketplace.  From 2005 to 2008, Mr. Lynch served as Chairman and Chief Executive Officer of RightPath Payments Inc., a company providing business-to-business payments via the internet. From 1994 to 2004, Mr. Lynch served in various positions with NYCE Payments Network, LLC, an electronic payments network that is now a wholly-owned subsidiary of Fidelity National Information Services, Inc., including serving as that company’s President and Chief Executive Officer from 1996 to 2004, and as a director from 1992 to 2004.  Prior to joining NYCE, Mr. Lynch served in a variety of information technology and products roles, ultimately managing Fleet Boston’s consumer payments portfolio.  Mr. Lynch has served on a number of boards, including the board of Open Solutions, Inc., a publicly-traded company delivering core banking products to the financial services market, from 2005 to 2007.  Mr. Lynch was also a founding director of the New England-wide YANKEE24 Network, and served as its Chairman from 1988 to 1990.  Additionally, Mr. Lynch has served on the Executive Committee and the board of the Electronic Funds Transfer Association (the “EFTA”).  Mr. Lynch received his Bachelors and Masters degrees from the University of Rhode Island.

Mr. Lynch’s extensive experience in the payment industry and his leading role in the introduction and growth of various card products and payment solutions make him a valuable asset to our Board.  We leverage Mr. Lynch’s knowledge of card products and payment solutions in developing our strategies for capitalizing on the proliferation of prepaid debit cards.  Additionally, Mr. Lynch’s service on a number of corporate boards and his experience as the Chief Executive Officer of the NYCE Payments Network, LLC, provide him with the background and leadership skills necessary to serve as Chairman of our Board, a member of our Compensation Committee, a member of our Nomination & Governance Committee, a and member of our Finance Committee.

Juli C. Spottiswood has served as a director of our Company since May 2011.  Ms. Spottiswood is currently the President and Chief Executive Officer and a member of the Board of Directors of Parago, Inc., a global engagement management company which provides innovative incentive programs to drive behavior and promote loyalty for consumers, channel sales partners, and employees.  Ms. Spottiswood assisted with the formation of Parago, Inc. in 1999 as the company’s Chief Financial Officer and was promoted to President and Chief Executive Officer in 2007.  Ms. Spottiswood has spearheaded dramatic improvements for the consumer rebating experience: introducing a variety of payment methods like prepaid cards and PayPal, a choice of submission methods including online or point-of-sale from some merchants, customer service interaction via web chat and dramatically reduced turn times.  Ms. Spottiswood also serves as a member of the Board of Directors of the Network Branded Prepaid Card Association (NBPCA), a nonprofit association formed to promote the use of prepaid rebate cards as an alternative payment vehicle.   In 2009, Ms. Spottiswood was the recipient of the Ernst & Young Entrepreneur of the Year in the Southwest region.

Ms. Spottiswood has expansive business and financial services experience, which includes experience as an accountant with Arthur Andersen.  Her knowledge of the payment industry and innovative performance makes her an exceptional asset to our Board, our Audit Committee, and our Finance Committee.

OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE

 “FOR” EACH OF THE DIRECTOR NOMINEES IDENTIFIED ABOVE.

PROPOSAL NO. 2:

ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are asking stockholders to approve, on the advisory basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC.  As described below in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Compensation Committee has structured our executive compensation program to achieve the following key objectives:

Objective	How Our Executive Compensation Program Achieves This Objective

The primary objectives of our executive compensation program are to attract, retain, and motivate qualified individuals who are capable of leading our Company to meet its business objectives and to increase overall stockholder value.

We believe our executive compensation program aligns the interests of management with those of our investors and creates incentives for and rewards performances of the individuals based on our overall success and the achievement of individual performance objectives. Specifically, our compensation program provides management with the incentive to achieve or maximize certain Company-level performance measures.  Each year, based upon the expected circumstances and conditions confronting the Company for that year, the Compensation Committee selects performance metrics that it believes will produce the best return for our stockholders given the then-current conditions.  For 2011, the Compensation Committee selected (1) Adjusted Operating Income (as defined below in the “Compensation Discussion and Analysis” or “CD&A”), (2) Adjusted Earnings Per Share Growth as defined in our non-equity incentive compensation plan as defined below in the CD&A, (3) total revenues, as reported in our audited financial statements, and (4) Revenue Growth as defined in the CD&A.

We urge stockholders to read the “Compensation Discussion and Analysis” beginning on page 21 of this Proxy Statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, commencing on page 33, which provide detailed information of the compensation of our Named Executive Officers.  The Compensation Committee and the Board believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our Named Executive Officers reported in this Proxy Statement has contributed to Cardtronics’ long-term success.

In accordance with recently adopted Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as a matter of good corporate governance, we are asking stockholders to adopt the following resolution at the 2012 Annual Meeting of Stockholders:

“RESOLVED, that the stockholders of Cardtronics approve, on an advisory basis, the compensation of Cardtronics’ Named Executive Officers as disclosed in Cardtronics’ Proxy Statement for the 2012 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2011 Summary Compensation Table and the related compensation tables and disclosure.”

This advisory vote, commonly referred to as a “say-on-pay” vote, is not binding on our Board or its Compensation Committee, will not overrule any decisions made by our Board or our Compensation Committee, or require our Board or our Compensation Committee to take any action.  Although the vote is non-binding, our Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions.  In particular, to the extent there is any significant vote against our Named Executive Officers’ compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and our Compensation Committee will evaluate whether any actions are necessary to address those concerns.

OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ADOPTION OF THE ADVISORY RESOLUTION APPROVING THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 3:

RATIFICATION OF THE SELECTION OF THE

 INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected KPMG LLP as our independent registered public accounting firm to conduct our audit for the fiscal year ending December 31, 2012.

We engaged KPMG LLP to serve as our independent registered public accounting firm and to audit our consolidated financial statements beginning with the fiscal year ended December 31, 2001.  The engagement of KPMG LLP for the fiscal year ending December 31, 2012 has been recommended by our Audit Committee and approved by our Board annually.  Our Audit Committee has reviewed and discussed the audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and has recommended, and our Board has approved, their inclusion therein.  See “Audit Matters—Report of the Audit Committee” included elsewhere in this Proxy Statement.

Although stockholder ratification of the selection of KPMG LLP is not required, our Audit Committee and our Board consider it desirable for our stockholders to vote upon this selection.  The affirmative vote of the holders of a majority of the shares entitled to vote at the Annual Meeting is necessary to approve this proposal to ratify the Company’s selection of KPMG LLP.  However, if the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm.  Even if the selection is ratified, our Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it believes that such a change would be in the best interests of us and our stockholders.

A representative of KPMG LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if the representative desires to do so and will be available to respond to appropriate questions from stockholders at the Annual Meeting.

OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION
 OF THE SELECTION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2012.

CORPORATE GOVERNANCE

The remainder of this Proxy Statement sets forth important information regarding the Company’s corporate governance; stock ownership by our directors, executive officers, and other persons owning more than 5% of our stock; executive officers; compensation practices for executive officers and directors; related person transactions; audit matters; procedures for submitting proposals for the 2013 Annual Meeting of Stockholders; and directions to our offices.

Continuing Directors

In addition to the Class II directors elected at the Annual Meeting, the directors who will continue to serve on our Board after the Annual Meeting, their ages as of the Annual Meeting date, positions with Cardtronics, Inc. and other biographical information are set forth below:

Name	Age	Position
Robert P. Barone	74	Class I Director
Jorge M. Diaz	47	Class I Director
G. Patrick Phillips	62	Class I Director
Steven A. Rathgaber	58	Class III Director
Mark Rossi	55	Class III Director

Robert P. Barone has served as a director of our Company since September 2001.  Mr. Barone has held positions at Diebold, Inc., NCR Corporation, and Xerox Corporation, as well as the EFTA.  Since December 1999, Mr. Barone has served as a consultant for SmartNet Associates, Inc., a private consulting firm.  From May 1997 to November 1999, Mr. Barone served as Chairman of the Board of PetsHealth Insurance, Inc., a pet health insurance provider.  From September 1988 to September 1994, Mr. Barone served as Board Vice-Chairman, President and Chief Operating Officer of Diebold, Inc.  Mr. Barone holds a Bachelor of Business Administration degree from Western Michigan University and a Masters of Business Administration degree from Indiana University.  A founder and past Chairman of EFTA, Mr. Barone is now Chairman Emeritus of that organization.  Currently, Mr. Barone is the owner of The Smart Dynamics Group Consulting Firm and a 50% partner in Southeast Locates LLC, an underground utilities damage prevention company.

Mr. Barone’s more than 40 years of sales, marketing, and executive leadership experience provide him with the experience and skills that we believe qualify him to serve on our Board, as Chairman of our Audit Committee, and on our Nominating & Governance Committee.  Additionally, as founder and Chairman Emeritus of the EFTA, Mr. Barone’s knowledge of the electronic funds transfer industry and his relationships with companies within that industry are assets to our Board.

 Jorge M. Diaz has served as a director of our Company since December 2004.  Mr. Diaz is the Division President and Chief Executive Officer of Fiserv Output Solutions, a division of Fiserv, Inc., and has held that position since April 1994.  Fiserv Output Solutions provides card production services, statement processing and electronic document distribution services.  In January 1985, Mr. Diaz co-founded National Embossing Company, a predecessor company to Fiserv Output Solutions.  Mr. Diaz sold National Embossing Company to Fiserv in April 1994.  Mr. Diaz serves as a director for the local chapter of the Boys and Girls Club, a national non-profit organization.

Mr. Diaz’ extensive experience in the electronic funds transfer processing industry, as well as his long-standing association with our Company, makes him uniquely qualified to serve on our Board, our Compensation Committee, and our Nominating & Governance Committee.

G. Patrick Phillips has served as a director of our Company since February 2010.  Mr. Phillips retired from Bank of America in 2008, after a 35-year career with Bank of America, most recently serving as President of Bank of America’s Premier Banking and Investments group from August 2005 to March 2008.  During his tenure at Bank of America, Mr. Phillips led a variety of consumer, commercial, wealth management and technology businesses.  Mr. Phillips also serves on the board of directors of USAA Federal Savings Bank where he serves as Chairman of the Finance and Audit Committee.  Mr. Phillips previously served as a director of Visa USA and Visa International from 1990 to 2005 and 1995 to 2005, respectively.  Mr. Phillips received a Masters of Business Administration from the Darden School (of business) at the University of Virginia in 1973 and graduated from Presbyterian College in Clinton, South Carolina in 1971.

Mr. Phillips’ extensive experience in the banking industry as well as the electronic payments industry makes him uniquely qualified to serve on our Board, our Audit Committee, and as Chairman of our Compensation Committee.

Steven A. Rathgaber has been our Chief Executive Officer and has served as a director of our Company since February 1, 2010.  From January 1991 to January 2010, Mr. Rathgaber was employed by NYCE Payments Network, LLC, a wholly-owned subsidiary of Fidelity National Information Services, Inc., (“NYCE”).  Mr. Rathgaber most recently served as the President and Chief Operating Officer of NYCE, a role he assumed in September 2004.  From April 1989 to January 1991, Mr. Rathgaber served as a founding partner of Veritas Venture, a start-up software development company.  From May 1981 to March 1989, Mr. Rathgaber served in a number of executive-level roles within Automatic Data Processing, Inc., and from January 1977 to April 1981, Mr. Rathgaber held numerous positions within Citibank.  Mr. Rathgaber also served on the board of Everlink Payment Services, a joint venture between the United States-based NYCE and Celero, a Canadian credit union processing company, from the company’s inception in September 2003 until December 2009.  He also served as Chairman of the Everlink board from June 2004 until May 2006. Mr. Rathgaber holds a Bachelor of Science degree in Accounting from St. John’s University.

Mr. Rathgaber was selected to serve on our Board due to his depth of knowledge of the financial services and payments industry, his acute business judgment, and his extensive leadership skills.

Mark Rossi has served as a director of our Company since November 2010.  Mr. Rossi is a founder and Senior Managing Director of Cornerstone Equity Investors, L.L.C., a Connecticut based Private Equity Firm.  The investment principals of Cornerstone have funded approximately 100 companies in a variety of industries but with particular emphasis on technology and telecommunications, health care services and products, and business services. Cornerstone and its predecessor firm have provided financing to a large number of successful companies including Dell Computer, Health Management Associates, Linear Technology, Micron Technology, Novatel Wireless, Inc., and Equitrac, Inc.  Prior to the formation of Cornerstone Equity Investors in 1996, Mr. Rossi was President of Prudential Equity Investors, Inc., the private equity arm of Prudential Insurance Company of America.  Mr. Rossi’s industry focus is on business services and technology companies.  Mr. Rossi is involved in a number of community and philanthropic activities.  He is a founding member of Project Y.E.S.S. (Young Executives Supporting Schools), and is a member of the Board of Trustees at the Ursuline School in New Rochelle, New York and Saint Vincent College in Latrobe, Pennsylvania.  After graduating with highest honors from Saint Vincent College in 1978 with a Bachelor of Arts Degree in Economics, Mr. Rossi earned a Master of Business Administration Degree from the Kellogg School of Management at Northwestern University where he was an F.C. Austin Scholar.

Mr. Rossi has extensive financial services experience, is a member of the Board of Directors of several companies, and serves as Chairman of the Board of Directors of Maxwell Technologies Inc. (a publicly traded company), which makes him well-qualified to serve on our Board, our Compensation Committee, and as Chairman of our Finance Committee.

Our Governance Practices

We are committed to good corporate governance.  Our Board has adopted several governance documents, which include our Corporate Governance Principles, Code of Business Conduct and Ethics, Financial Code of Ethics, and charters for each standing committee of our Board.  Each of these documents is available on our website at http://www.cardtronics.com and you may also request a copy of each document at no cost by writing (or telephoning) the following: Cardtronics, Inc., Attention: General Counsel and Secretary, 3250 Briarpark Drive, Suite 400, Houston, Texas 77042, (832) 308-4000.

Code of Ethics

Our Board has adopted a Code of Business Conduct and Ethics (“Code of Ethics”) for our directors, officers, and employees.  In addition, our Board has adopted a Financial Code of Ethics for our principal executive officer, principal financial officer, principal accounting officer, and other accounting and finance executives.  We intend to disclose any amendments to or waivers of the codes on behalf of our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Controller, and persons performing similar functions, on our website at http://www.cardtronics.com promptly following the date of the amendment or waiver.  Since becoming a publicly traded company on December 10, 2007, the Company has never granted to any officer or employee a waiver to our Code of Ethics or our Financial Code of Ethics.

Our Board

Board Size

Our Board of Directors currently has nine director positions that are divided into three classes, with one class to be elected at each Annual Meeting of Stockholders to serve for a three-year term.  The term of our Class I directors expires in 2014; the term of our Class II directors expires in 2012; and the term of our Class III directors expires in 2013.  Each director holds his office until a successor is duly elected and qualified or until his earlier death, retirement, resignation, or removal.  Our Class I directors are Robert P. Barone, Jorge M. Diaz, and G. Patrick Phillips; our Class II directors are J. Tim Arnoult, Dennis F. Lynch, and Juli C. Spottiswood; and our Class III directors are Steven A. Rathgaber and Mark Rossi.

The Nominating & Governance Committee of our Board considers and makes recommendations to our Board concerning the appropriate size and needs of our Board and considers candidates to fill new positions created by expansion or vacancies that occur by resignation, retirement, or any other reason.  Our Board has one vacant Class III position that we expect to fill in the next 12 to 18 months.

Director Independence

As required under the listing standards of The NASDAQ Stock Market LLC (“NASDAQ”), a majority of the members of our Board must qualify as “independent,” as affirmatively determined by our Board.  Our Board has delegated this responsibility to its Nominating & Governance Committee.  Pursuant to its charter, the Nominating & Governance Committee determines whether or not each director and each prospective director is independent.

The Nominating & Governance Committee evaluated all relevant transactions or relationships between each director, or any of his family members, and our Company, senior management and independent registered accounting firm.  Based on this evaluation, the Nominating & Governance Committee has determined that Messrs. Arnoult, Barone, Diaz, Lynch, Phillips, Rossi, and Ms. Spottiswood are each an independent director, under the applicable standards set forth by the NASDAQ and SEC.  Messrs. Arnoult, Barone, Diaz, Lynch, Phillips, Rossi, and Ms. Spottiswood constitute a majority of the members of our Board.

In making these independence determinations, our Nominating & Governance Committee, in conjunction with our Board, considered the following relationships and transactions and found that they did not impact the independence of the applicable directors:

•      Mr. Diaz.  Mr. Diaz is an executive officer with Fiserv Output Solutions, a division of Fiserv, Inc.  Fiserv serves as one of our vendors with respect to the processing of our ATM transactions.  In 2008 and 2009, we paid Fiserv annual processing and other fees of $18.8 million and $23.6 million, respectively, which, in each case, represented less than 5% of our revenue.  In January 2010, the Company began transferring ATM transaction processing and other services from Fiserv to the Company’s internal processing platform and other service providers.  As a consequence, the amount of fees paid to Fiserv dropped to $8.6 million in 2010.  In 2011, we paid approximately $1.9 million in fees to Fiserv.  In 2012, we estimate that we will pay approximately $2.4 million in fees to Fiserv, which expressed as a percentage of our 2011 gross revenue is less than 1%.

The purpose of this review was to determine whether any such relationships were material and, therefore, inconsistent with a determination that the director is independent.  As a result of this review, the Nominating & Governance Committee affirmatively determined, based on its understanding of such relationships, that, except as discussed above, none of our directors has any material relationship with us or our subsidiaries.

Board Leadership Structure

The Board has determined that having a non-executive director serve as Chairman of the Board is in the best interest of our stockholders at this time.  Our Chief Executive Officer is responsible for setting our strategic direction and providing us day-to-day leadership, while the Chairman of the Board provides guidance to our Chief Executive Officer and sets the agenda for Board meetings and presides over meetings of the full Board.  We believe this structure ensures a greater role for the non-executive directors in the oversight of our Company and active participation of the non-executive directors in setting agendas and establishing priorities and procedures for the work of the Board.

Meetings

Meetings.  Our Board held a total of nine meetings (four quarterly and five special meetings) and also acted through either electronic secured voting or unanimous written consent four times during the year ended December 31, 2011.  During this period, all directors attended each of the regularly scheduled quarterly meetings.  With regard to the five special meetings, all directors attended each of the meetings, with the exception of Mr. Arnoult missing two special meetings and Michael A.R. Wilson (a former director) missing one special meeting.  Effective as of May 2, 2011, and upon the election of Ms. Spottiswood as a director, Mr. Wilson resigned as a director.  In 2011, the committees of the Board held a total of 25 meetings: eight Audit Committee meetings, eleven Compensation Committee meetings, and six Nominating & Governance Committee meetings.  With regard to the Audit Committee meetings, all committee members were present at the meetings, with the exception of Mr. Phillips, who missed one meeting due to a scheduling conflict.  With regard to the Compensation Committee meetings, all committee members were present at these meetings, with the exception of Mr. Phillips, who missed two meetings due to scheduling conflicts.  With respect to the Nominating & Governance Committee meetings, all committee members were present at the meetings, with the exception of Mr. Diaz who missed one meeting.

Executive Sessions; Presiding Director.  According to our Corporate Governance Principles, our independent directors must meet in executive session at each quarterly meeting and did so during the fiscal year ended December 31, 2011.  The Chairman of the Board presides at these meetings and is responsible for preparing an agenda for these executive sessions.

Annual Meeting Attendance.  One of our directors attended our 2011 annual meeting held on June 15, 2011. We do not have a formal policy regarding director attendance at annual meetings.  However, our directors are expected to attend all Board and committee meetings, as applicable, and to meet as frequently as necessary to properly discharge their responsibilities.

Limitation on Public Company Board Service

Members of our Audit Committee are prohibited from serving on the audit committees of more than two other public companies.  In addition, our Board monitors the number of public company boards on which each director serves and develops limitations on such service as appropriate to ensure the ability of each director to fulfill his duties, as required by applicable securities laws and NASDAQ listing standards.

Board and Committee Self-Evaluation

Our Board and each standing committee of our Board conduct an annual self-evaluation to determine whether they are functioning effectively.  The Nominating & Governance Committee leads the Board self-evaluation effort by conducting an annual evaluation of the Board’s performance.  Similarly, each committee reviews the results of its evaluation to determine whether any changes need to be made to the committee or its procedures.

Director Selection and Nomination Process

The Nominating & Governance Committee is responsible for establishing criteria for selecting new directors and actively seeking individuals to become directors for recommendation to our Board.  In 2011, the Nominating & Governance Committee developed a set of criteria that a director candidate should possess, and used that set of criteria in the search efforts that culminated in the election of Juli C. Spottiswood to the Board in May 2011.  Furthermore, the Nominating & Governance Committee continually reevaluates its set of criteria to ensure that future Board candidates complement those currently serving on the Board.  In addition to having a proven track record of high business ethics and integrity, the present criteria for director qualifications include: (1) prior corporate board experience; (2) possessing the qualifications of an “independent” director in accordance with applicable NASDAQ listing rules; (3) demonstrated success as a past or current chief executive officer or other senior business executive within a rapidly growing business; (4) experience and appreciation for corporate risk management from an investor or stockholder perspective; and (5) demonstrated skills, background, and competencies that complement and add diversity to the Board.  The Nominating and Governance Committee does not require that a successful candidate possess each and every criteria.

The Nominating & Governance Committee may consider candidates for our Board from any reasonable source, including from a search firm engaged by the Nominating & Governance Committee or stockholder recommendations, provided that the procedures set forth above are followed.  The Nominating & Governance Committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate is recommended by a stockholder or not.  However, in evaluating a candidate’s relevant business experience, the Nominating & Governance Committee may consider previous experience as a member of our Board.  Any invitation to join our Board must be extended by our Board as a whole.

Following a nation-wide search utilizing a nationally-recognized executive search firm (Spencer Stuart), the Nominating & Governance Committee nominated Juli C. Spottiswood to be a director of the Company effective May 2011 and further recommended that she serve on the Audit Committee.  Following that nomination, on May 1, 2011, the Board unanimously elected Ms. Spottiswood as a Class II Director (standing for re-election in 2012).

The Nominating & Governance Committee did not receive stockholder nominations for the Annual Meeting.

Stockholders or a group of stockholders may recommend potential candidates for consideration by the Nominating & Governance Committee by sending a written request to our General Counsel and Secretary, Michael E. Keller, at 3250 Briarpark Drive, Suite 400, Houston, Texas 77042, generally not later than 120 calendar days prior to the first anniversary of the date of the previous year’s annual meeting.  The written request must include the following:

•          the name and address of the person or persons to be nominated;

•          the number and class of all shares of each class of our stock owned of record and beneficially by each nominee, as reported to the nominating stockholder by the nominee;

•          the information regarding each such nominee required by paragraphs (a), (d), (e), and (f) of Item 401 of Regulation S-K adopted by the SEC;

•          a signed consent by each nominee to serve as our director, if elected;

•          the nominating stockholder’s name and address;

•          the number and class of all shares of each class of our stock owned of record and beneficially by the nominating stockholder; and

•          in the case of a person that holds our stock through a nominee or street name holder of record, evidence establishing such indirect ownership of stock and entitlement to vote such stock for the election of directors at the annual meeting.

From time to time, the Nominating & Governance Committee may request additional information from the nominee or the stockholder.

The stockholder recommendation procedures described above do not preclude a stockholder of record from making proposals at any annual stockholder meeting, provided that they comply with the requirements described in the section entitled “Proposals for the 2013 Annual Meeting of Stockholders.”

Communications from Stockholders and Interested Parties

Our Board welcomes communications from our stockholders and other interested parties.  Stockholders and any other interested parties may send communications to our Board, any committee of our Board, the Chairman of our Board or any director in particular to:  c/o Cardtronics, Inc., 3250 Briarpark Drive, Suite 400, Houston, Texas 77042, Attention: General Counsel and Secretary.

Our Secretary (or any successor to the duties thereof) will review each such communication received from stockholders and other interested parties and will forward the communication, as expeditiously as reasonably practicable, to the addressees if: (1) the communication complies with the requirements of any applicable policy adopted by us relating to the subject matter of the communication; and (2) the communication falls within the scope of matters generally considered by our Board.  To the extent the subject matter of a communication relates to matters that have been delegated by our Board to a committee or to an executive officer, our Secretary may forward such communication to the executive or chairman of the committee to which such matter has been delegated.  The acceptance and forwarding of communications to the members of our Board or an executive does not imply or create any fiduciary duty of our Board members or executive to the person submitting the communications.

Committees of Our Board

General

Board Committees—General.  Our Board currently has four committees:  an Audit Committee, a Compensation Committee, a Nominating & Governance Committee, and a Finance Committee.  Each committee is comprised of independent directors as currently required under the SEC’s rules and regulations and the NASDAQ listing standards, and each committee is governed by a written charter approved by the Board.  These charters form an integral part of our corporate governance policies, and a copy of each charter is available on our website at http://www.cardtronics.com.

The table below provides the current composition of each committee of our Board:

Name	Audit Committee	Compensation Committee	Nominating & Governance Committee	Finance Committee
J. Tim Arnoult	X		X*	X
Robert P. Barone	X*		X
Jorge Diaz		X	X
Dennis F. Lynch		X	X	X
G. Patrick Phillips	X	X*
Steven A. Rathgaber
Mark Rossi		X		X*
Juli C. Spottiswood	X			X

____________

*	Committee Chairman.

Audit Committee.  Our Nominating & Governance Committee, in its business judgment, has determined that the Audit Committee is comprised entirely of directors who satisfy the standards of independence established under the SEC’s rules and regulations and NASDAQ listing standards.  In addition, the Board, in its business judgment, has determined that each member of the Audit Committee satisfies the financial literacy requirements of the NASDAQ listing standards and that its Chairman, Mr. Barone, and Ms. Spottiswood, qualify as an “audit committee financial expert” within the meaning of the SEC’s rules and regulations.

The Audit Committee is appointed by our Board to:

•      assist the Board in fulfilling its oversight responsibilities with respect to our accounting and financial reporting process (including management’s development and maintenance of a system of internal accounting and financial reporting controls) and audits of our financial statements;

•      assist the Board in overseeing the integrity of our financial statements;

•      assist the Board in overseeing our compliance with legal and regulatory requirements;

•      assist the Board in overseeing the qualifications, independence and performance of our independent registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review, or attest services;

•      assist the Board in overseeing the effectiveness and performance of our internal audit function;

•      prepare the Annual Audit Committee Report for inclusion in our proxy statement for our annual meeting of stockholders; and

•      perform such other functions as our Board may assign to the Audit Committee from time to time.

Pursuant to its charter, the Audit Committee has the authority, at our expense, to retain professional advisors, including legal, accounting, or other consultants, to advise the Audit Committee in connection with the exercise of its powers and responsibilities.  The Audit Committee may require any of our officers or employees, our outside legal counsel, or our independent registered public accounting firm to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee.  The Audit Committee is responsible for the resolution of any disagreements between the independent registered public accounting firm and management regarding our financial reporting.  The Audit Committee meets periodically with management and the independent registered public accounting firm in separate executive sessions, as needed, to discuss any matter that the Audit Committee or each of these groups believe should be discussed privately.  The Audit Committee makes regular reports to our Board.

The Report of the Audit Committee is set forth below under the “Audit Matters—Report of Audit Committee” section.

The Audit Committee held eight meetings during the fiscal year ended December 31, 2011.

Compensation Committee.  Our Nominating & Governance Committee, in its business judgment, has determined that all four directors on the Compensation Committee satisfy the standards of independence established under the SEC’s rules and regulations, NASDAQ listing standards and our Corporate Governance Principles.

The Report of the Compensation Committee is set forth under “Compensation Committee Report” section included below.

The Compensation Committee is delegated all authority of our Board as may be required or advisable to fulfill the purposes of the Compensation Committee as set forth in its charter.  The Compensation Committee may form and delegate some or all of its authority to subcommittees when it deems appropriate.

Pursuant to its charter, the purposes of the Compensation Committee are to:

•      oversee the responsibilities of the Board relating to compensation of our directors and executive officers;

•      design, recommend, and evaluate our director and executive officer compensation plans, policies, and programs;

•      prepare the annual Compensation Committee Report, in accordance with applicable rules and regulations;

•      otherwise discharge our Board’s responsibilities relating to compensation of our directors and executive officers; and

•      perform such other functions as our Board may assign to the Compensation Committee from time to time.

In addition, the Compensation Committee works with our executive officers, including our Chief Executive Officer, to implement and promote our executive compensation strategy.  See “Executive Compensation—Compensation Discussion and Analysis” for additional information on the Compensation Committee’s processes and procedures for the consideration and determination of executive compensation and “Executive Compensation—Director Compensation” for additional information on its consideration and determination of director compensation.

The Compensation Committee held eleven meetings during the fiscal year ended December 31, 2011.

Nominating & Governance Committee.  The Nominating & Governance Committee identifies individuals qualified to become members of our Board, makes recommendations to our Board regarding director nominees for the next annual meeting of stockholders, and develops and recommends corporate governance principles to our Board.  The Nominating & Governance Committee, in its business judgment, has determined that it is comprised entirely of directors who satisfy the standards of independence established under NASDAQ listing standards and our Corporate Governance Principles.  For information regarding the Nominating & Governance Committee’s policies and procedures for identifying, evaluating and selecting director candidates, including candidates recommended by stockholders, see “—Corporate Governance—Director Selection and Nomination Process” above.

The Nominating & Governance Committee is delegated all authority of our Board as may be required or advisable to fulfill the purposes of the Nominating & Governance Committee as set forth in its charter.  More particularly, the Nominating & Governance Committee:

•      prepares and recommends to our Board for adoption appropriate Corporate Governance Principles and modifications from time to time to those principles;

•      establishes criteria for selecting new directors and seeks individuals qualified to become board members for recommendation to our Board;

•      seeks to implement the “independence” standards required by law, applicable listing standards, our certificate of incorporation or bylaws or our Corporate Governance Principles;

•      determines whether or not each director and each prospective director is independent, disinterested or a non-employee director under the standards applicable to the committees on which such director is serving or may serve;

•      reviews annually the advisability or need for any changes in the number and composition of our Board;

•      reviews annually the advisability or need for any changes in the number, charters, or titles of committees of our Board;

•      recommends to our Board annually the composition of each Board committee and the individual director to serve as chairman of each committee;

•      reports to our Board annually with an assessment of our Board’s performance to be discussed with the full Board following the end of each fiscal year;

•      works with our Compensation Committee relating to the evaluation, performance, development, and success of the Chief Executive Officer (“CEO”) and executive officers to evaluate potential successors to the principal executive officer; and

•      perform such other functions as our Board may assign to the Nominating & Governance Committee from time to time.

The Nominating & Governance Committee held six meetings during the fiscal year ended December 31, 2011.

Finance Committee.  The Finance Committee was created by the Board on November 17, 2011, and was appointed by our Board to assist the Company’s management with respect to derivative arrangements, significant financing arrangements and investment decisions, and reviewing and approving certain acquisitions/investments above management’s approval level.

Our Nominating & Governance Committee, in its business judgment, has determined that the Finance Committee is comprised entirely of directors who satisfy the standards of independence established under the SEC’s rules and regulations and NASDAQ listing standards.

The Finance Committee will not hold regular meetings but will convene upon the request of the Chief Executive Officer or Chief Financial Officer.  The Finance Committee held no meetings during the fiscal year ended December 31, 2011.

STOCK OWNERSHIP MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC.  Such executive officers, directors and 10% stockholders are also required by securities laws to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of these reports and representations of such reporting persons, we believe that during the year ended December 31, 2011, such SEC filing requirements were satisfied.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth information as of December 31, 2011, with respect to the compensation plans under which our common units are authorized for issuance, aggregated as follows:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	197,225	$8.00	2,467,377
Equity compensation plans not approved by security holders (2)	1,084,725	$10.05	—
Total	1,281,950	$9.73	2,467,377

____________

(1)

Represents our 2007 Stock Incentive Plan. For additional information on the terms of this plan, see “Executive Compensation — Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Equity Incentive Awards — 2007 Plan.”

(2)

Represents our 2001 Stock Incentive Plan. For additional information on the terms of this plan, see “Executive Compensation — Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Equity Incentive Awards — 2001 Plan.”

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of our common stock as of March 20, 2012 for:

•      each person known by us to beneficially own more than 5% of our common stock;

•      each of our directors and director nominees;

•      each of our Named Executive Officers (as such term is defined by the SEC); and

•      all directors and executive officers as a group.

Footnote 1 to the following table provides a brief explanation of what is meant by the term “beneficial ownership.”  The number of shares of common stock and the percentages of beneficial ownership are based on 44,109,447 shares of common stock outstanding as of March 20, 2012, and the number of shares owned and acquirable within 60 days at March 20, 2012 by the named person assuming no other person exercised options, with the exception of the amounts reported in filings on Schedule 13G, which amounts are based on holdings as of December 31, 2011, or as otherwise disclosed in such filings.  The amounts presented may not add due to rounding.

To our knowledge and except as indicated in the footnotes to this table and subject to applicable community property laws, the persons named in this table have the sole voting power with respect to all shares of common stock listed as beneficially owned by them.

Name and Address of Beneficial Owners(1) (2)	Amount and Nature of Beneficial Ownership	Percent of Common Stock Beneficially Owned
5% Stockholders:
BlackRock , Inc. (3)	3,227,227	7.3%
The Vanguard Group, Inc. (4)	2,585,133	5.9%

Directors and Named Executive Officers:
J. Chris Brewster (5)	445,207	1.0%
Steven A. Rathgaber (6)	388,287	*
Rick Updyke (7)	311,277	*
Michael H. Clinard (8)	247,590	*
Ronald Delnevo (9)	88,408	*
Jorge M. Diaz (10)	57,034	*
Dennis F. Lynch (11)	24,912	*
J. Tim Arnoult (12)	20,065	*
G. Patrick Phillips (13)	12,812	*
Mark Rossi (14)	11,824	*
Robert P. Barone (15)	6,824	*
Juli C. Spottiswood (16)	5,522	*

All directors and executive officers as a group (15 persons)	1,858,463	4.2%

____________

*	Less than 1.0% of our outstanding common stock
(1)

“Beneficial ownership” is a term broadly defined by the SEC in Rule 13d-3 under the Exchange Act and includes more than the typical forms of stock ownership, that is, stock held in the person’s name. The term also includes what is referred to as “indirect ownership” meaning ownership of shares as to which a person has or shares investment or voting power, or a person who, through a trust or proxy, prevents the person from having beneficial ownership. For the purpose of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares as of March 20, 2012, if that person or group has the right to acquire such shares within 60 days after March 20, 2012.

(2)

The address for each Named Executive Officer and director set forth in the table, unless otherwise indicated, is c/o Cardtronics, Inc., 3250 Briarpark Drive, Suite 400, Houston, Texas 77042. The address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022 and the address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.

(3)

As reported on Schedule 13G, dated as of December 31, 2011 and filed with the SEC on February 9, 2012, BlackRock, Inc. has sole voting power over 3,227,227 shares and sole dispositive power over 3,227,227 shares.

(4)

As reported on Schedule 13G, dated as of December 31, 2011 and filed with the SEC on February 10, 2012, the Vanguard Group, Inc. has sole voting and shared dispositive powers over 59,826 shares and sole dispositive power over 2,525,307 shares.

(5)

Includes 97,498 shares owned directly; 95,000 restricted shares, the forfeiture restrictions on which lapse as to 45,000 shares on the remaining anniversary of the grant date in June 2012; 50,000 shares of restricted shares, the forfeiture restrictions on which lapse as to 25,000 shares on each of the two remaining anniversaries of the grant date beginning in January 2013; 216,909 options which are exercisable within 60 days of March 20, 2012; and 35,800 restricted stock units, the forfeiture restrictions on which lapse as to 17,900 shares on the second anniversary of the grant date in January 2013 and 8,950 shares each on each of the two remaining anniversaries of the grant date beginning in January 2014.

(6)

Includes 123,587 shares owned directly; 175,000 restricted shares, the forfeiture restrictions on which lapse as to 87,500 shares on each of the two remaining anniversaries of the grant date beginning in February 2013; and 89,700 restricted stock units, the forfeiture restrictions on which lapse as to 44,850 shares on the second anniversary of the grant date in January 2013 and 22,425 shares each on each of the two remaining anniversaries of the grant date beginning in January 2014.

(7)

Includes 53,680 shares owned directly; 70,000 restricted shares, the forfeiture restrictions on which lapse as to 20,000 shares on the remaining anniversary of the grant date in June 2012; 50,000 shares of restricted shares, the forfeiture restrictions on which lapse as to 25,000 shares on each of the two remaining anniversaries of the grant date beginning in January 2013; 153,197 options which are exercisable within 60 days of March 20, 2012; and 34,400 restricted stock units, the forfeiture restrictions on which lapse as to 17,200 shares on the second anniversary of the grant date in January 2013 and 8,600 shares each on each of the two remaining anniversaries of the grant date beginning in January 2014.

(8)

Includes 40,605 shares owned directly; 83,500 restricted shares, the forfeiture restrictions on which lapse as to 33,500 shares on the remaining anniversary of the grant date in June 2012; 50,000 shares of restricted shares, the forfeiture restrictions on which lapse as to 25,000 shares on each of the two remaining anniversaries of the grant date beginning in January 2013; 79,485 options which are exercisable within 60 days of March 20, 2012; and 44,000 restricted stock units, the forfeiture restrictions on which lapse as to 22,000 shares on the second anniversary of the grant date in January 2013 and 11,000 shares each on each of the two remaining anniversaries of the grant date beginning in January 2014.

(9)

Includes 12,008 shares owned directly; 44,000 restricted shares, the forfeiture restrictions on which lapse as on the remaining anniversary of the grant date in June 2012; and 32,400 restricted stock units, the forfeiture restrictions on which lapse as to 16,200 shares on the second anniversary of the grant date in January 2013 and 8,100 shares each on each of the two remaining anniversaries of the grant date beginning in January 2014.

(10)	Includes 25,582 shares owned directly; 3,710 restricted shares, the forfeiture restrictions on which lapse in February 2013; and 27,742 options that are exercisable within 60 days of March 20, 2012.

(11)	Includes 21,202 shares owned directly and 3,710 restricted shares, the forfeiture restrictions on which lapse in February 2013.

(12)	Includes 16,355 shares owned directly and 3,710 restricted shares, the forfeiture restrictions on which lapse in February 2013.

(13)	Includes 9,102 shares owned directly and 3,710 restricted shares, the forfeiture restrictions on which lapse in February 2013.

(14)	Includes 8,114 shares owned directly and 3,710 restricted shares, the forfeiture restrictions on which lapse in February 2013.

(15)	Includes 3,114 shares owned directly and 3,710 restricted shares, the forfeiture restrictions on which lapse in February 2013.

(16)	Includes 1,812 shares owned directly and 3,710 restricted shares, the forfeiture restrictions on which lapse in February 2013.

EXECUTIVE OFFICERS

Our executive officers are appointed by the Board on an annual basis and serve until removed by the Board or their successors have been duly appointed.  The following table sets forth the name, age, and position of each person who was serving as an executive officer of Cardtronics as of the Annual Meeting date:

Name	Age	Position
Steven A. Rathgaber	58	Chief Executive Officer
J. Chris Brewster	63	Chief Financial Officer
Michael H. Clinard	45	President – Global Services
Rick Updyke	53	President – U.S. Business Group
Ronald Delnevo	57	Managing Director of Bank Machine

The following biographies describe the business experience of our executive officers:

Steven A. Rathgaber has been our Chief Executive Officer and has served as a director of our Company since February 1, 2010.  From January 1991 to January 2010, Mr. Rathgaber was employed by NYCE Payments Network, LLC, a wholly-owned subsidiary of Fidelity National Information Services, Inc., (“NYCE”).  Mr. Rathgaber most recently served as the President and Chief Operating Officer of NYCE, a role he assumed in September 2004.  From April 1989 to January 1991, Mr. Rathgaber served as a founding partner of Veritas Venture, a start-up software development company.  From May 1981 to March 1989, Mr. Rathgaber served in a number of executive-level roles within Automatic Data Processing, Inc., and from January 1977 to April 1981, Mr. Rathgaber held numerous positions within Citibank.  Mr. Rathgaber also served on the board of Everlink Payment Services, a joint venture between the United States-based NYCE and Celero, a Canadian credit union processing company, from the company’s inception in September 2003 until December 2009.  He also served as Chairman of the Everlink board from June 2004 until May 2006.  Mr. Rathgaber holds a Bachelor of Science degree in Accounting from St. John’s University.

J. Chris Brewster has served as our Chief Financial Officer since February 2004.  From September 2002 until February 2004, Mr. Brewster provided consulting services to various businesses.  From October 2001 until September 2002, Mr. Brewster served as Executive Vice President and Chief Financial Officer of Imperial Sugar Company, a NASDAQ-quoted refiner and marketer of sugar and related products.  From March 2000 to September 2001, Mr. Brewster served as Chief Executive Officer and Chief Financial Officer of WorldOil.com, a privately-held Internet, trade magazine, book and catalog publishing business.  From January 1997 to February 2000, Mr. Brewster served as a partner of Bellmeade Capital Partners, LLC, a merchant banking firm specializing in the consolidation of fragmented industries.  From March 1992 to September 1996, he served as Chief Financial Officer of Sanifill, Inc., a New York Stock Exchange-listed environmental services company.  From May 1984 to March 1992, he served as Chief Financial Officer of National Convenience Stores, Inc., a New York Stock Exchange-listed operator of 1,100 convenience stores.  Mr. Brewster holds a Bachelor of Science degree in industrial management from the Massachusetts Institute of Technology and a Masters of Business Administration from Harvard Business School.

Michael H. Clinard has served as our President of Global Services since June 2008.  Prior to such time, he served as our Chief Operating Officer following his original employment with us in August 1997.  He holds a Bachelor of Science degree in business management from Howard Payne University. Mr. Clinard also serves as a director and Vice President of the ATM Industry Association.

Rick Updyke has served as the President of our U.S. Business Group since October 2010.  Prior to such time, he served as our President of Global Development from June 2008 to October 2010 and as our Chief Strategy and Development Officer following his original employment with us in July 2007.  From February 1984 to July 2007, Mr. Updyke held various positions with Dallas-based 7-Eleven, Inc., a convenience store retail company, most recently serving as Vice President of Corporate Business Development from February 2001 to July 2007.  He holds a Bachelor of Business Administration degree in management information systems from Texas Tech University and a Masters of Business Administration from Amberton University.

Ronald Delnevo has served as Managing Director of our U.K. Operations since July 2000 and has been with our wholly-owned U.K. subsidiary, Bank Machine Ltd. (Bank Machine, formerly the ATM division of Euronet, a processor of financial and payment transactions), since 1998.  From May 2005 to December 2007, Mr. Delnevo served as a director on our Board.  He currently serves as Chairman of the Association of Independent Cash Machine Operators, a member of two committees of the U.K. Payments Council, a member of the European Board of the ATMIA, and a member of two committees of LINK, the operator of the primary U.K. ATM network that connects almost all U.K. ATM operators. Prior to joining Bank Machine, Mr. Delnevo served in various consulting roles in the retail sector.  Mr. Delnevo was educated at Heriot Watt University in Edinburgh and holds a degree in business organization and a diploma in personnel management.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Discussion and Analysis (or “CD&A”) set forth below provides an explanation of our compensation programs, including the objectives of such programs and the rationale for each element of compensation, for our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers (the “Named Executive Officers”).  For the year ended December 31, 2011, our Named Executive Officers were as follows:

Name	Position
Steven A. Rathgaber	Chief Executive Officer
J. Chris Brewster	Chief Financial Officer
Michael H. Clinard	President – Global Services
Rick Updyke	President – U.S. Business Group
Ronald Delnevo	Managing Director of Bank Machine

This Compensation Discussion and Analysis also describes the actions and decisions of the Compensation Committee of our Board of Directors as it relates to 2011 compensation decisions.  The discussion is divided into the following sections:

•         Executive Summary

•         Role of Compensation Committee, Compensation Consultant, and Management

•         Elements of Total Compensation

•         2011 Compensation Decisions

•         Other Compensation and Tax Matters

Executive Summary

Compensation Program Philosophy and Design.  The primary objectives of our executive compensation program are to attract, retain, and motivate qualified individuals who are capable of leading our Company to meet its business objectives and to increase overall stockholder value.  To achieve these objectives, our Compensation Committee’s philosophy has been to implement a compensation program that aligns the interests of management with those of our investors and to provide a compensation program that creates incentives for and rewards performances of the individuals based on our overall success and the achievement of individual performance objectives, without encouraging excessive risk-taking.

The framework of our executive compensation program is set forth below:

•         we provide our Named Executive Officers with total annual compensation that includes three primary elements: (i) base salary, (ii) annual non-equity incentive plan awards, and (iii) long-term equity-based incentive awards;

•         our annual non-equity incentive plans are tied to specific pre-established financial performance goals;

•         the cash awards under our non-equity incentive plan are capped at 200% of target;

•         we have a compensation recoupment (“clawback”) policy that applies to all participants in our annual non-equity incentive plan;

•         the entire restricted stock unit awards to the Named Executive Officers are performance-based, contingent upon the achievement of certain pre-established Company financial performance goals;

•         earned performance-based restricted stock units are subject to additional time-based vesting requirements;

•         the number of performance-based restricted stock units that can be earned by each Named Executive Officer is capped at 200% of target, with total share grants subject to the equity funding pool (1.5% of outstanding shares for 2011);

•         our Compensation Committee, which is comprised solely of independent directors, reviews and approves all elements of Named Executive Officer compensation;

•         our Compensation Committee reviews our compensation program annually to ensure that it does not incentivize excessive risk-taking;

•         our Compensation Committee retains an independent compensation consultant to advise on executive compensation matters and best practices;

•         our executives officers and directors are subject to stock ownership requirements; and

•         all employees and directors are prohibited from hedging their ownership of Company stock.

Prior Year Say on Pay Results.  At the June 15, 2011 stockholder’ meeting, the “Advisory Vote on Executive Compensation” proposal (the “say on pay” vote) received support from approximately 90% of votes cast. The Compensation Committee considered these results and, based on the overwhelming support from stockholders, determined that the results of the vote did not call for any significant changes to our executive compensation plans and programs already in place for 2011 or for the 2012 fiscal year.

2011 Performance.  The Company had strong financial performance during 2011, including over 17% growth in total revenues and 30% growth in adjusted earnings per share (defined later in this proxy).  This strong performance was primarily attributable to organic growth in our ATM operating revenues, due mostly to the combination of increased transactions per ATM; increased revenues from our managed services arrangements; unit growth; growth of our nationwide surcharge-free network, Allpoint; and increased revenues from our bank-branding arrangements.    Also contributing to the year-over-year growth were four acquisitions that we completed in 2011, including (i) the ATM portfolio of EDC, which added approximately 3,600 ATMs and ATM branding contracts with some of the largest domestic financial institutions to our portfolio; (ii) Access to Money, which added approximately 10,000 ATMs to our portfolio and more than doubled the size of our merchant-owned business; (iii) Mr. Cash ATM Network, Inc., which further expanded our international presence and provided us with established operations in Canada, including over 600 ATMs, hundreds of merchant relationships, and an existing sales network focused on that marketplace; and (iv) LocatorSearch LLC, a leading provider of location search technology utilized by financial institutions to enable consumers to locate the most convenient location based on the services they seek.  The Compensation Committee considered these accomplishments, together with the satisfaction of our 2011 performance goals, in authorizing the payouts of incentives under our non-equity incentive plan and under our equity plan, as described below and in detail later in this CD&A.

Cash Incentives for 2011 Performance.  For 2011, payments under our annual non-equity incentive plan reflect our Company’s performance and the achievement of certain performance goals.  As discussed further in the “2011 Compensation Decisions – Non-Equity Incentive Plan” section below, we exceeded both of our pre-established Company-level financial targets under our non-equity incentive plan for 2011.  Specifically, we achieved adjusted operating income after approved Compensation Committee adjustments (discussed later in this proxy) of $89.6 million, which was above the target goal of $84.2 million, and total revenues after approved Compensation Committee adjustments (discussed later in this proxy) of $584.6 million, which was above the target goal of $570.6 million.  After considering our financial results relative to our targets, as well as the Company’s overall performance during 2011, the Compensation Committee approved above-target awards under our non-equity incentive plan for our Named Executive Officers.

Equity Grants for 2011 Performance.  For 2011, grants under our long-term incentive plan also reflect our Company’s performance and achievement of certain performance goals.  As discussed further in the “2011 Compensation Decisions – Equity Grants” section below, we exceeded both of our pre-established Company-level financial targets set for 2011 under our long-term incentive plan.  Specifically, we achieved total revenue growth of 10.5% after approved Compensation Committee adjustments over 2010 compared to our target of 7.0% and adjusted earnings per share after approved Compensation Committee adjustments growth of 20.5%, compared to our target of 15.0%.  Our above-target achievement of our corporate financial goals resulted in restricted share units earned by our Named Executive Officers for 2011 performance at maximum levels.

Role of Compensation Committee, Compensation Consultant, and Management

Compensation Committee.  The Compensation Committee of our Board of Directors is responsible for establishing all compensation programs for our executive officers (including each of the Named Executive Officers) as well as oversight for other broad-based employee benefits programs.  The Compensation Committee receives information and advice from third-party compensation consultants as well as from our human resources department and management to assist in making decisions regarding compensation matters.

Compensation Consultant.  In January 2011, the Compensation Committee engaged Meridian Compensation Partners, LLC (“Meridian”) to provide executive compensation consulting services.  Specifically, during 2011, Meridian provided the following services:

•         updated the Compensation Committee on regulatory changes affecting our compensation program;

•         provided information on market trends, practices, and other data;

•         assisted in designing program elements; and

•         provided overall guidance and advice about the efficacy of each element of our compensation program and its fit within the Compensation Committee’s developing compensation philosophy.

While the Meridian guidance has been a valuable resource for the Compensation Committee in identifying compensation trends and determining competitive compensation packages for our executives, the Compensation Committee is not bound to adhere to any advice or recommendations that Meridian may provide to the Compensation Committee.

Role of the Chief Executive Officer in Executive Compensation Decisions.  Our CEO works very closely with our Compensation Committee; however, the CEO does not make, participate in, provide input for, or make recommendations about his own compensation.  The Compensation Committee also meets in executive session, independently of the CEO and other members of senior management, to review not only compensation issues related to the CEO, but those of all Named Executive Officers and other executive employees.  Other than the CEO, none of our other Named Executive Officers provides direct recommendations to the Compensation Committee or participates in the executive compensation setting process; however, our Chief Financial Officer provides information and recommendations to our Compensation Committee when it sets incentive performance goals.

Elements of Total Compensation

The table below summarizes the elements of our compensation program, the form in which each element is paid, the purpose or objective of each element, key features of the element, and any performance metrics associated with each element.

Element	Form of Compensation	Purpose/Objective	Key Features	Performance Metric(s)
Base Salary	Cash — fixed

To provide an executive officer with a fixed income stream, based upon his roles and responsibilities within our organization and his relative skills and experience, consistent with market for comparable positions

Initial salaries for executive officers set by Compensation Committee based on responsibilities and market data. Reviewed annually by our Compensation Committee, with adjustments made based on the executive’s individual performance and the Company’s performance for the year. Additional factors considered may include other achievements or accomplishments, any mitigating priorities that may have resulted in a change in the goals, market conditions, participation in the development of other Company employees, as well as any additional responsibilities that were assumed by the executive during the period.

NA – Not performance-based
Annual Non-Equity Incentive Plan Awards	Cash — variable

To reward operating results consistent with the non-equity incentive compensation plan and to provide a strong motivational tool to achieve earnings and other related pre-established performance objectives

Compensation Committee establishes a threshold, a target, and a maximum possible payout for each executive.

Amounts are paid after year end once the Compensation Committee has determined Company performance and each executive’s performance relative to pre-established performance goals, which reflects the Compensation Committee’s desire that the Plan pay amounts relative to actual performance and to provide for substantially increased rewards when performance targets are exceeded.

Performance metrics are selected on an annual basis that the Compensation Committee believes will produce the best return for our stockholders given the then-current conditions. For 2011, the Compensation Committee selected revenues and Adjusted Operating Income, defined in the “2011 Compensation Decisions – Non-Equity Incentive Plan” section below.

Long-Term Incentive Awards	Stock options, restricted stock awards, and restricted stock units — variable

To create a strong financial incentive for achieving or exceeding performance goals, to tie the interests of management to the interests of stockholders, to encourage a significant equity stake in our Company, and to attract and retain our executive talent base in future years.

Stock options and restricted stock: Intended to be granted to new hires only. Awards typically time vest over four years. We did not grant stock options or restricted stock to our Named Executive Officers during 2011, although certain executives still hold outstanding stock options and restricted stock awards

Restricted stock units: Under our 2011 LTIP, the size of an award is based on a base salary target system that assigned a different multiplier to an executive’s salary based on the level of that executive. Further, equity awards granted under the 2011 LTIP are earned based on performance achievement over a one-year period followed by vesting requirements based on continued employment with 50% of the award vesting on the second anniversary date, 25% on the third anniversary date, and 25% on the fourth anniversary date.

Stock options and restricted stock are not performance-based in the sense that we assign specific performance metrics to the awards, but stock options will not provide the holder with value unless our stock price increases above the exercise price of that award.

However, restricted stock units granted under the Company’s 2011 Long-Term Incentive Plan are performance-based awards. For 2011, the Compensation Committee selected revenue growth and earnings per share growth as the two performance metrics, and the Compensation Committee has determined to use the same two metrics for the 2012 long term incentive awards.

Discretionary Bonuses	Cash — variable	To reward an executive for significant contributions to a Company initiative or when the executive has performed at a level above what was expected

Granted at the discretion of our Compensation Committee, discretionary bonuses are not a recurring element of our executive compensation program. None of our Named Executive Officers received a discretionary bonus during 2011.

Varies, but typically relates to performance with respect to special projects that require significant time and effort on the part of the executive
Health, Life, Retirement Savings and Other Benefits	Eligibility to participate in benefit plans generally available to our employees, including retirement, health, life insurance and disability plans — generally fixed

Plans are part of our broad-based employee benefits program, which is designed to allow us to remain competitive in the market in terms of attracting and retaining employees and, in the case of our 401(k) plan, to assist our employees in providing for their retirement

Under our 401(k) plan, we match 50% of employee contributions up to 3% of the employee’s salary (for a maximum matching contribution of 1.5% of the employee’s salary by us). Employees immediately vest in their contributions while our matching contributions vest at a rate of 20% per year.

Not performance-based
Executive Severance and Change in Control Agreements

Payment of compensation and for benefit coverage costs in the form of separation payments — subject to compliance with restrictive covenants and related conditions. Levels are fixed for duration of employment agreements

To provide the executive with assurances against certain types of terminations without cause or resulting from change-in-control where the terminations were not based upon cause. This type of protection is intended to provide the executive with a basis for keeping focus and functioning in the stockholders’ interests at all times

Governed by the terms of employment agreements with certain Named Executive Officers, these agreements and our severance terminology are described in the “Executive Compensation — Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment-Related Agreements of Named Executive Officers” section below. These agreements provide for severance compensation to be paid if the officer’s employment is terminated under certain conditions, such as following a corporate change, involuntary termination, termination by us “without cause,” death or disability, each as defined in the applicable executive’s agreement.

Not performance-based
Limited Perquisites	Cash — fixed	To provide executive with additional benefits considered necessary or customary for his position

Very limited in nature and not guaranteed to be provided to any Named Executive Officer in any given year. However, during 2011, the Company provided Mr. Delnevo with a monthly car allowance and made monthly contributions to a personal retirement account on his behalf, which was selected by Mr. Delnevo.  Both the car allowance and the personal retirement account contributions were provided for in Mr. Delnevo's previous employment agreement and, despite the expiration of the agreement in June 2011, the Company elected to continue to provide these benefits.  No other Named Executive Officers received any significant perquisites during 2011.

Not performance-based

In determining the level of total compensation to be set for each compensation component, our Compensation Committee considers a number of factors, including market competitiveness analyses of our compensation levels compared with those paid by comparable companies, our most recent annual performance, each individual Named Executive Officer’s performance, the desire to generally maintain internal equity and consistency among our executive officers, and any other considerations that the Compensation Committee deems to be relevant.  While our Compensation Committee reviews the total compensation package we provide to each of our Named Executive Officers, our Board and the Compensation Committee view each element of our compensation program as serving a specific purpose and, therefore, as distinct elements. In other words, a significant amount of compensation paid to an executive in the form of one element will not necessarily cause us to reduce another element of the executive’s compensation.  Accordingly, we have not adopted any formal or informal policy for allocating compensation between long-term and short-term, between cash and non-cash or among the different forms of non-cash compensation.

Peer Company Compensation Analysis.   The Compensation Committee has historically identified and analyzed the compensation practices of a group of companies we consider to be our peers.  The base peer group used for its market analyses for 2011 compensation decisions included the following companies:

Coinstar, Inc.	Heartland Payment Systems, Inc.
Euronet Worldwide, Inc.	TNS, Inc.
Global Cash Access Holdings, Inc.	Wright Express Corporation

This group, which the Company has utilized historically, was compiled based upon a combination of the following factors: (i) companies that are competitors for our products and services; (ii) companies that compete for our specialized talent; (iii) companies that may experience similar market cycles to ours; (iv) companies that may be tracked similarly by analysts; and (v) companies that are in a generally comparable bracket of market capitalization and/or revenue to ours.  The Compensation Committee believed that the peer group provided meaningful reference points for competitive practices, types of equity awards used, and equity usage levels for the executives as well as the total amount of shares set aside for equity programs. The Compensation Committee’s goal is to provide a total compensation package that is competitive with prevailing practices in our industry and within the peer group.  In September 2011, the Compensation Committee modified the peer group to be utilized going forward.  See the “2011 Compensation Decisions – Modification of Peer Group” section below for details of this change.

In addition to studying the compensation practices and trends at companies that are considered peers, the Compensation Committee has also determined that it is beneficial to our understanding of more general compensation expectations to consider the best practices in compensation policies from other companies that are not necessarily peers or limited to our industry.  The Compensation Committee does not react to or structure our compensation programs on market data alone, and it has not historically utilized any true “benchmarking” techniques when making compensation decisions.  Furthermore, the Compensation Committee did not use the peer group to establish a particular range of compensation for any element of pay in 2011; rather, peer group and other market data were used as general guidelines in the its deliberations.

2011 Compensation Decisions

Base Salaries.  In its review of the base salary of each of our Named Executive Officers for 2011, the Compensation Committee generally considered the market data available for the aforementioned peer group.  This data indicated that the base salaries for Messrs. Rathgaber, Brewster, and Delnevo were lower than the salaries of executives holding comparable positions at our peers.  In response to this finding, the Compensation Committee adjusted the base salaries of these individuals to amounts that it believed to be more competitive and more in-line with the prevailing market data.  The Compensation Committee found the base salaries for Messrs. Clinard and Updyke to be in-line with market amounts and made no adjustments to either of their salaries.

The following table reflects base salary amounts for our 2011 Named Executive Officers for 2011 and 2010:

Named Executive Officer	2011 Base Salary (1)		2010 Base Salary			Percentage Increase
Steven A. Rathgaber	$550,000			$525,000		4.8%
J. Chris Brewster	$346,060			$314,600		10.0%
Michael H. Clinard	$385,632			$385,632		0.0%
Rick Updyke	$302,640			$302,640		0.0%
Ronald Delnevo	$328,937	(2)	$	N/A	(3)	N/A

____________

(1)

The amounts presented in the “2011 Base Salary” column above were effective March 24, 2011 and, therefore, vary from the amounts presented in the “Salary” column of the “Summary Compensation Table for 2011” in the “Executive Compensation” section below.

(2)	The base salary for Mr. Delnevo has been translated from pounds sterling to United States dollars at $1.5982, which was the average exchange rate in effect for 2011.

(3)	Mr. Delnevo was not a Named Executive Officer in 2010 and, therefore, no information is presented for him for such period.

Non-Equity Incentive Plan.  Each year, management proposes and the Compensation Committee approves a non-equity incentive compensation plan (the “Plan”).  Under the Plan, each executive officer has a threshold, a target, and a maximum possible payout, which are set at the discretion of the Compensation Committee.  For our Named Executive Officers, the 2011 and 2010 threshold, target, and maximum annual incentive payout amounts were as follows:

	2011 Incentive Payout as a % of Base Salary			2010 Incentive Payout as a % of Base Salary
Named Executive Officer	Threshold	Target	Maximum	Threshold	Target	Maximum
Steven A. Rathgaber	37.5%	75.0%	150.0%	25.0%	50.0%	100.0%
J. Chris Brewster	30.0%	60.0%	120.0%	25.0%	50.0%	100.0%
Michael H. Clinard	30.0%	60.0%	120.0%	25.0%	50.0%	100.0%
Rick Updyke	30.0%	60.0%	120.0%	25.0%	50.0%	100.0%
Ronald Delnevo	25.0%	50.0%	100.0%	N/A (1)	N/A (1)	N/A (1)

____________

(1)	Mr. Delnevo was not a Named Executive Officer in 2010 and, therefore, no information is presented for him for such period.

With regard to the change in potential payout amounts from 2010 to 2011, the Compensation Committee historically would modify the calculated payout to an executive based on the executive’s performance in accomplishing certain pre-established individual performance targets that were referred to as “management by objectives” or “MBOs.”  However, in 2011, the Compensation Committee eliminated this subjective MBO multiplier and in exchange, raised the threshold, target, and maximum payout percentages for each of our Named Executive Officers to levels that the Compensation Committee concluded were appropriate for similar executive positions at a company of our size, based on market compensation information compiled by the compensation consultants formerly utilized by the Compensation Committee and in consultation with Meridian, our current compensation consultants.

Under the 2011 Plan, two components factor into whether a participant’s award will be paid, as well as what level of payout may be achieved:  (1) performance qualifiers; and (2) performance metrics, both of which are further described below.

Performance Qualifiers.  Performance qualifiers are minimum levels of performance that must be attained in order for payouts under the Plan to occur.  Amounts of potential payouts under the Plan are not adjusted based on the level of performance achieved, but rather act as absolute prerequisites that must be met before the Company will make payments pursuant to the Plan.  For 2011, the qualifiers were (i) the Company’s achievement of its threshold level of fiscal year corporate Adjusted Operating Income, which is described in greater detail below, (ii) the Company’s compliance with all material public company regulations and reporting requirements for the fiscal year, and (iii) the participant’s achievement of the minimum performance standards established by his superior or the Board.

Performance Metrics.  Performance metrics are key metrics designated as critical to the Company’s success.  For 2011, the metrics were (i) Adjusted Operating Income, and (ii) revenues.  Adjusted Operating Income is defined as “Income from Operations” under generally accepted accounting principles (“GAAP”) as reported in our 2011 consolidated financial statements or as reported in the financial statements for a division of the Company, plus “Loss on Disposal of Assets” and “Stock-based Compensation Expense” as reported in the reconciliation of non-GAAP measures included in our 2011 earnings release or as reported in the division’s financial statements, calculated in the same manner as in our consolidated financial statements.  Revenues is defined as “Total Revenues” under GAAP as reported in our 2011 consolidated financial statements or as reported in the division’s financial statements, calculated in the same manner as in our consolidated financial statements.  Adjusted Operating Income and revenues were selected as we believe these two metrics are very good indicators of success and sustainable business performance that translate into increased stockholder value and are easily understandable and measurable.

The following table provides (i) the 2011 pre-established threshold, target, and maximum performance levels for each of our performance metrics, and (ii) the Company's performance results for each metric, both on an actual basis and as adjusted for the effects of foreign currency exchange rate movements from budget and the pro forma impact of two material acquisitions consummated during the year.

Performance Metric	Threshold	Target	Maximum	Actual Company Performance	Adjusted Company Performance
	(In thousands)
Worldwide Adjusted Operating Income	$76,371	$84,209	$91,852	$92,302	$89,595
Worldwide Revenues	$553,361	$570,647	$585,286	$624,576	$584,589

U.S. Adjusted Operating Income	$76,508	$83,199	$91,548	$93,123	$90,408
U.S. Revenues	$442,572	$451,629	$463,304	$501,328	$468,814

U.K. Adjusted Operating Income	£(1,000)	£(22)	£2,000	£(935)	£(935)
U.K. Revenues	£57,475	£62,164	£66,832	£60,906	£60,906

When establishing the appropriate threshold, target, and maximum performance levels for the performance measures, we typically set the target level at an amount consistent with the ranges reflected in our annual budget, which may vary from the amounts communicated to investors at the beginning of the year.  Our goal for each performance measure is to establish a target level of performance that we are not certain to attain, so that achieving or exceeding the target level requires significant effort by our executive officers.  For example, our 2011 worldwide revenue target of $570.6 million was higher than the upper end of the range provided to investors of $569.0 million.  Once the target levels are set, the Compensation Committee sets the threshold and maximum amounts.  Taking a variety of business factors into account, the Compensation Committee sets the threshold at what it considers to be the lowest level of acceptable performance and the maximum at what the Compensation Committee views would be outstanding performance versus budget.  Performance below threshold for a metric will result in no incentive earned for that metric.  After achievement of the qualifying factors, a threshold level of performance for a given metric will result in 50% of the target opportunity being earned for that metric; performance at the target level for a metric will result in 100% of the target opportunity being earned for that metric; and performance at or above the maximum level for a metric will result in 200% of the target opportunity being earned.

The Compensation Committee retains absolute discretion in determining the extent to which any actual payouts are made under the Plan.  Furthermore, the Compensation Committee retains the right to make adjustments to actual performance results to take into account the occurrence of any material event, such as a material acquisition, which would impact the calculation of these performance metrics.  The Compensation Committee exercised the operating discretion that is provided within the 2011 Plan during the 2011 year to adjust the actual performance results for foreign currency exchange rate changes as compared to the annual budget as well as for the pro forma impact of two material acquisitions consummated during the year, but otherwise did not modify the payout levels that resulted from the achievement of the adjusted performance metrics.

In addition to setting and potentially adjusting the performance levels for each performance metrics, the Compensation Committee also determines the relative weightings of each performance metrics for each Named Executive Officer, which were as follows for 2011:

	Adjusted Operating Income			Revenues
Named Executive Officer	Worldwide	U.S. Division	U.K. Division	Worldwide	U.S. Division	U.K. Division
Steven A. Rathgaber	60.0%	—	—	40.0%	—%	—%
J. Chris Brewster	60.0%	—	—	40.0%	—%	—%
Michael H. Clinard	60.0%	—	—	40.0%	—%	—%
Rick Updyke	30.0%	30.0%	—	20.0%	20.0%	—%
Ronald Delnevo	30.0%	—	30.0%	20.0%	—	20.0%

For the specific amount paid to each Named Executive Officer under the 2011 Plan, see the “Non-Equity Incentive Plan Compensation” column of our “Summary Compensation Table for 2011” included in the “Executive Compensation” section below.

Recoupment.  The 2011 Plan contains a recoupment policy pursuant to which any payouts made to participants must be returned to the Company if the operating or financial results used to calculate the payout are later restated.  Under this policy, an executive who engages in fraud or other misconduct leading to the restatement is required to repay any cash payout for the period in question.

 Approval of 2011 Long-Term Incentive Plan.  We have two stockholder-approved long-term equity incentive plans:  (i) the 2007 Stock Incentive Plan (the “2007 Plan”); and (ii) the 2001 Stock Incentive Plan (the “2001 Plan”).  The purpose of each of these plans is to provide directors and employees of our Company and our affiliates with additional equity-based incentive and reward opportunities that are designed to enhance the profitable growth of our Company and affiliates.  For additional details of these plans, see the “Executive Compensation – Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table – Equity Incentive Awards” section below.  Pursuant to and subject to the terms and conditions of our 2007 Plan, which expressly allows for annual equity awards to be made to eligible employees, in January 2011, the Compensation Committee approved the 2011 Long-Term Incentive Plan (the “2011 LTIP”), an equity-based program providing for the granting of performance-based restricted stock units.  Awards under the 2011 LTIP are earned based on performance achievement over a one-year period followed by vesting requirements based on continued employment, with 50% of the award vesting on the second anniversary date, 25% on the third anniversary date, and 25% on the fourth anniversary date.

Under the 2011 LTIP, the size of our 2011 awards was based on a base salary target system that assigned a multiplier to an executive’s annual base salary based on the position of that executive within the Company.  For example, an executive reporting directly to our CEO was granted performance-based restricted stock units (“RSUs”) with a value approximately equal to 1.0x that executive’s base salary (based on a 20-day average stock price in December 2010).  Under the 2011 LTIP, the total number of performance-based RSUs earned was subject to an annual share pool limitation established by the Compensation Committee.  RSU awards were then earned based on the achievement of a revenue growth performance metric and an adjusted earnings per share growth performance metric, with each metric being equally weighted.  These two growth measures were selected as we believe they are the best measures of sustainable business performance and tend to drive increased stockholder value.

The following table provides (i) the 2011 pre-established threshold, target, and maximum performance levels for each of our performance metrics, and (ii) the Company's performance results for each metric, both on an actual basis and as adjusted for the effects of foreign currency exchange rate movements from prior year and the pro forma impact of two material acquisitions consummated during the year and a reduction to the actual 2011 results for the estimated earnings benefits as a result of 2010 refinancing activities.  The two targeted amounts (7.0% for revenue growth and 15.0% for adjusted earnings per share growth) were set based on the Company’s long-term growth projections.  It is the current intention of the Compensation Committee to continue these metrics and targets for performance evaluation within the LTIP.

Performance Metric	Threshold	Target	Maximum	Actual Company Performance	Adjusted Company Performance
Revenue Growth	5.0%	7.0%	9.0%	17.4%	10.5%
Adjusted Earnings Per Share Growth	10.0%	15.0%	20.0%	29.9%	20.5%

If the Company did not meet a given threshold amount for a metric, all of the awards would be forfeited with respect to that metric.  If the Company achieved its revenue and adjusted earnings per share performance levels at the threshold, target, or maximum levels of performance, then 50%, 100% or 200% of the targeted number of RSUs would be deemed earned, respectively.  The Company surpassed both performance metric maximums for the 2011 year, but the number of RSUs “earned” were capped at the maximum number for each participant.  However, in each case, the earned RSU award remains subject to the additional time-based vesting requirements discussed above.

The Compensation Committee believes that this long-term incentive design is competitive and allows us to attract and retain our executive talent base in future years.  In addition to serving as a retention tool, these grants were also made to incentivize the executives to work towards achieving certain levels of revenue and adjusted earnings per share growth in 2011.

Equity Awards under the 2011 LTIP.  In January 2011, our Compensation Committee awarded the following performance-based RSUs under the 2011 LTIP to our Named Executive Officers:  (i) 44,850 units to Mr. Rathgaber; (ii) 17,900 units to Mr. Brewster; (iii) 22,000 units to Mr. Clinard; (iv) 17,200 units to Mr. Updyke; and (v) 16,200 units to Mr. Delnevo.  However, based on the Company’s financial performance in 2011 (shown in the table above under “– Approval of 2011 Long-Term Incentive Plan), 200% of the restricted stock units were deemed earned.  Pursuant to the terms of the 2011 LTIP, vesting is contingent upon continued employment, with 50% of the earned award vesting on the second anniversary of the grant date, 25% on the third anniversary of the grant date, and 25% on the fourth anniversary of the grant date.  For information regarding the fair value of these awards, see the “Stock Awards” column and the related footnotes of our “Summary Compensation Table for 2011” included in the “Executive Compensation” section below.

Modification of Peer Group.  During the latter part of 2011, the Compensation Committee engaged Meridian to review its historical peer group.  Based on discussions with members of the Compensation Committee and management, reviews of analyst publications on the Company, and its overall professional knowledge of and experience working on peer group development, Meridian recommended certain modifications for the Compensation Committee’s consideration.  For example, Meridian recommended the addition of a number of companies that have the same GICS (Global Industry Classification Standard) classification and revenue size as the Company as well as several companies that provide similar services to the Company and generate comparable revenues.  Meridian also analyzed the existing peer group members and recommended deletions as it deemed appropriate.  At the conclusion of the review, the Compensation Committee approved a new, modified peer group, which it feels better represents the Company’s true peers and will serve as a better tool for evaluating executive compensation.  The new peer group, which will be utilized for 2012 compensation decisions, consists of the following:

ACI Worldwide, Inc.	Global Payments Inc.
Acxiom Corp	Jack Henry & Associates Inc.
Coinstar, Inc.	Neustar Inc.
CSG Systems International Inc.	Sapient Inc.
Earthlink Inc.	SS&C Technologies Holdings Inc.
Euronet Worldwide, Inc.	TNS, Inc.
Fair Isaac Corp	Wright Express Corporation
Global Cash Access Holdings, Inc.

Other Compensation and Tax Matters

Stock Ownership Guidelines.  In May 2011, our Board approved a new stock ownership policy (the “Policy”) for senior executives and outside directors (collectively the “Participants”), requiring the Participants to maintain a stated level of stock ownership in the Company.  This Policy was implemented to align the interests of Participants with those of the Company’s stockholders.  The Policy was based on market trend information regarding executive and director stock ownership policies, including design approaches, types of stock counted towards ownership, time provided to Participants to meet goals, and common multiples of base salary.

The Policy applies to shares of Company stock acquired by Participants on or after June 1, 2011 (the “Policy Date”), excluding shares acquired in the open market (the “Covered Shares”).  Under the terms of the Policy, Participants must attain target levels of ownership (set forth below) in Covered Shares before they no longer are required to adhere to the holding requirement (also set forth below), unless ownership falls below these levels.  The total stock value of the Participant’s Covered Shares must equal or exceed the specified target value.

Position	Target Ownership Level
Outside Directors	3x annual retainer
CEO	3x base salary
Direct reports to CEO	2x base salary
Other members of our Management Committee	1x base salary

Prior to attaining the above target ownership levels, a Participant is prohibited from selling, gifting, or otherwise transferring more than 50% of any of the shares subject to the Policy, unless those shares are tendered to the Company in payment of (i) a stock option exercise price, or (ii) the minimum state and federal income tax withholding obligations of the Participant that automatically arise upon the lapsing of any restrictions on any restricted stock (or other equity award).  If a Participant wishes to sell unrestricted Covered Shares in excess of the allowable amount and is under the target ownership level, the individual must request an exception and have it approved by the Compensation Committee, who has complete discretion to allow or disallow any such sales.

Participants are subject to a time period to attain their target ownership level, since this will be achieved through the retention of a specified percentage of equity grants each year through Company incentive plans. If a Participant receives a raise in his or her base salary, leading to an increase in the ownership requirement, the Participant’s future equity grants will continue to be subject to the holding requirement until the target ownership level is attained.  It is anticipated that actual levels of stock ownership will fluctuate over time based on the change in pay rates and the value of the underlying shares. Accordingly, on a periodic basis, the Compensation Committee will review the target ownership levels to determine if any adjustments are appropriate.  Furthermore, in response to unusual circumstances and in its sole discretion, the Compensation Committee may grant temporary relief or a waiver to individuals and/or categories of Participants so as to permit them to sell unrestricted Covered Shares even if such sale results in that Participant falling below his or her prescribed target ownership level.  Since the guidelines do not apply to stock issued prior to June 1, 2011 and no stock was issued between that date and the end of 2011, as of December 31, 2011, none of the stock held by our Named Executive Officers is subject to our stock ownership guidelines

Equity Granting and Exercise Policy and Policy against Backdating.  Under the terms of the governing option agreements, the exercise price of each stock option awarded to employees under our 2007 Plan is calculated as the average of the high and the low sales prices of our stock on the date of grant to ensure that options are not granted at less than their fair market value.  We do not backdate options and have a specific Company policy in place along with a notification system administered by our legal department to be mindful of black-out periods during which the exercise of options or other sales of stock would be prohibited or would violate insider trading rules.

Board and Compensation Committee meetings are generally scheduled several months in advance.  The meeting dates on which options, restricted stock, or any other rewards are granted are not established in regard to planned releases of earnings or any other major announcements.  Also, the Compensation Committee does not currently believe that it would be appropriate to recommend the re-pricing or discounting of options to any of our employees in the event of a decline in our share price.  If, at some point in the future, the Compensation Committee believes repricing or discounting of options is appropriate, the Compensation Committee will submit such a proposal to a vote of our stockholders for approval.

Tax Deductibility of Compensation.  Internal Revenue Code (the “Code”) Section 162(m) limits the amount of otherwise deductible compensation to $1,000,000 of the covered compensation paid to certain "covered employees."  Our "covered employees" for purposes of Section 162(m) of the Code include, as of the last day of the applicable taxable year, our CEO (or the individual acting as our CEO) and the three most highly compensated Named Executive Officers (other than the CEO or our Chief Financial Officer).  Section 162(m) of the Code will limit certain deductions for compensation payments made to these covered employees unless the specifics of the plans impacted have been previously submitted to our stockholders for approval as “performance-based compensation.”  Although the Compensation Committee attempts to establish and maintain compensation programs that optimize the tax deductibility of compensation, the Compensation Committee retains discretion to authorize payment of compensation that may not be fully tax deductible when it believes this would be in the best interest of the Company.  The Company expects that all of the compensation received by our Named Executive Officers in 2011 will be deductible by the Company for federal income tax purposes.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the disclosure set forth above under the heading “Compensation Discussion and Analysis” with management and, based on the review and discussions, has recommended to the Board that the “Compensation Discussion and Analysis” be included in this Proxy Statement and incorporated by reference into Cardtronics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Respectfully submitted by the Compensation Committee of the Board of Cardtronics, Inc.,

G. Patrick Phillips, Chairman

Jorge M. Diaz

Dennis F. Lynch

Mark Rossi

EXECUTIVE COMPENSATION

Summary Compensation Table for 2011

The following table summarizes, for each of the fiscal years in the three-year period ended December 31, 2011 that the individual was one of our Named Executive Officers, the compensation paid to or earned by our Named Executive Officers serving during the year ended December 31, 2011.

Name & Principal Position	Year	Salary	Bonus	Stock Awards (1)	Non-Equity Incentive Plan Compensation	All Other Compensation (2)		Total
Steven A. Rathgaber	2011	$544,384	$—	$754,377	$744,041	$587		$2,043,389
Chief Executive Officer	2010	481,250	200,000	3,759,000	415,075	20,497	(3)	4,875,822

J. Chris Brewster	2011	$338,992	$—	$301,078	$374,520	$4,040		$1,018,630
Chief Financial Officer	2010	314,600	—	1,112,000	271,600	3,675		1,701,875
	2009	302,500	—	—	302,500	4,481		609,481

Michael H. Clinard	2011	$385,632	$—	$370,040	$417,347	$2,048		$1,175,067
President – Global Services	2010	385,632	—	1,112,000	332,923	1,696		1,832,251
	2009	370,800	—	—	370,800	927		742,527

Rick Updyke	2011	$302,640	$—	$289,304	$337,911	$4,002		$933,857
President – U.S. Business Group	2010	302,640	—	1,112,000	217,729	3,675		1,636,044
	2009	291,000	—	—	291,000	4,125		586,125

Ronald Delnevo (4)	2011	$324,872	$—	$272,484	$203,123	$51,666		$852,145
Managing Director of Bank Machine

____________

(1)

Amounts included in the “Stock Awards” columns represent the aggregate grant date fair value of the awards made to our Named Executive Officers, computed in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 718, based upon the probable outcome of such performance conditions at the date of grant. The value ultimately realized by the executive upon the actual vesting of the awards may or may not be equal to the value(s) reflected above. Additionally, the maximum values of the 2011 awards, assuming the highest level of performance conditions are achieved, are as follows:

	Name	Maximum Value of Stock Awards
	Steven A. Rathgaber	$1,508,754
	J. Chris Brewster	$602,156
	Michael H. Clinard	$740,080
	Rick Updyke	$578,608
	Ronald Delnevo	$544,968

Assumptions used in the calculation of these amounts are included in Part II, Item 8. Financial Statements and Supplementary Data, Note 3, Stock-Based Compensation, to our audited consolidated financial statements for the fiscal year ended December 31, 2011, included in our 2011 Annual Report on Form 10-K.

(2)	Amounts presented in the “Other” column for 2011 include the following:
	Name	Matching 401(k) Contributions	Life Insurance Premiums	Auto Allowance	Contributions to Personal Retirement Account	Total
	Steven A. Rathgaber	$—	$587	$—	$—	$587
	J. Chris Brewster	$3,675	$365	$—	$—	$4,040
	Michael H. Clinard	$1,632	$416	$—	$—	$2,048
	Rick Updyke	$3,675	$327	$—	$—	$4,002
	Ronald Delnevo	$—	$—	$19,179	$32,487	$51,666

(3)	The $20,497 amount presented within the “All Other Compensation” column in 2010 for Mr. Rathgaber represents relocation expenses paid to or on Mr. Rathgaber’s behalf in 2010.

(4)

Mr. Delnevo was not designated as a Named Executive Officer in either 2010 or 2009. Amounts presented for Mr. Delnevo for 2011, excluding the amount presented in the “Stock Awards” column, were converted from pounds sterling to United States dollars at $1.5982, which was the average exchange rate in effect for the year.

Grants of Plan-Based Awards for 2011

The following table sets forth certain information with respect to the restricted stock units granted during the year ended December 31, 2011 as well as the details regarding other plan-based awards granted in 2011 to each of our Named Executive Officers:

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			Grant Date Fair Value of Stock Awards
Name	Grant Date	Threshold (3)	Target	Maximum (3)	Threshold (4)	Target	Maximum (4)
Steven A. Rathgaber	1-31-2011	—	—	—	22,425	44,850	89,700	$754,377
	—	$206,250	$412,500	$825,000	—	—	—	—

J. Chris Brewster	1-31-2011	—	—	—	8,950	17,900	35,800	$301,078
	—	$103,818	$207,636	$415,272	—	—	—	—

Michael H. Clinard	1-31-2011	—	—	—	11,000	22,000	44,000	$370,040
	—	$115,690	$231,379	$462,758	—	—	—	—

Rick Updyke	1-31-2011	—	—	—	8,600	17,200	34,400	$289,304
	—	$90,792	$181,584	$363,168	—	—	—	—

Ronald Delnevo (5)	1-31-2011	—	—	—	8,100	16,200	32,400	$272,484
	—	$82,234	$164,468	$328,937	—	—	—	—

____________

(1)

Represents the dollar value of the applicable range (threshold, target, and maximum amounts) of the awards granted to each Named Executive Officer for 2011. The actual non-equity incentive plan compensation awards paid to the Named Executive Officers for 2011 are reflected in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table for 2011” above.

(2)

Represents the applicable range (threshold, target, and maximum amounts) of estimated payouts denominated in the number of RSUs for each Named Executive Officer for 2011. Based on our actual performance for 2011, each Named Executive Officer was granted the maximum amount of shares listed above.

(3)

Under the 2011 Plan, the threshold payout amount each of our Named Executive Officers could receive for the 2011 year was equal to 50% of his individual target goal, while the maximum payout amount he could receive was equal to 200% of his individual target goal.

(4)

Under the 2011 LTIP, the threshold payout amount each of our Named Executive Officers could receive for the 2011 year was equal to 50% of his individual target goal, while the maximum payout amount he could receive was equal to 200% of his individual target goal.

(5)

Dollar amounts presented for Mr. Delnevo, excluding the grant date fair value of stock awards amount, were converted from pounds sterling to United States dollars at $1.5982, which was the average exchange rate in effect for the year.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment-Related Agreements of Named Executive Officers

The following is a description of the material terms of the employment agreements we had with our Named Executive Officers as of December 31, 2011.

Employment Agreements with Steven A. Rathgaber – Chief Executive Officer, J. Chris Brewster — Chief Financial Officer, and Michael H. Clinard — President of Global Services.  In December 2009, we announced that Mr. Rathgaber would begin serving as our new Chief Executive Officer, as well as a director of our Board, effective February 1, 2010.  In connection with Mr. Rathgaber’s appointment, we entered into an employment agreement with him that was also effective February 1, 2010.  In June 2008, following the expiration of the previous employment agreements for Messrs. Brewster and Clinard, we entered into new agreements with these executives.  Under the terms of these agreements, Messrs. Rathgaber, Brewster, and Clinard received the base salaries presented in the “Salary” column of the “Summary Compensation Table for 2011” above.  These executive’s base salary amounts are subject to periodic review by the Board (or a committee thereof) and may be increased at any time.  Additionally, subject to our achieving certain performance standards set by our Compensation Committee, Messrs. Rathgaber, Brewster, and Clinard may be eligible to receive an annual award under a non-equity incentive plan on or before March 15th of each year.  In addition, each executive is entitled to receive perquisite benefits made available to other senior officers, sick leave, and paid vacation time each year.  Each of these agreements provides for an initial term of three years, subject to automatic one-year renewals thereafter unless the agreement is terminated in accordance with its terms.

Please see “— Potential Payments upon a Termination or Change of Control” for a discussion of severance benefits available under our employment agreements with our Named Executive Officers.

The initial three-year term of our employment agreements with Messrs. Brewster and Clinard expired in June 2011; however, the agreements were auto renewed through June 2012.  Additionally, the Company’s previous agreements with Messrs. Updyke and Delnevo expired in June 2011.  The Compensation Committee is in the process of determining how best to handle executive employment arrangements going forward, including whether it will enter into new multi-year employment agreements with individuals or whether it will implement a broader change in control and/or severance plan with executives at or above a certain level.

Annual Non-Equity Incentive Plan Awards

The amounts awarded to each of the Named Executive Officers under our annual non-equity incentive plan for the fiscal year ended December 31, 2011 year were paid to the executives on March 1, 2012.  For additional information on the terms of our non-equity incentive compensation plan, see “Compensation Discussion and Analysis — 2011 Compensation Decisions — Non-Equity Incentive Plan” above.

Equity Incentive Awards

As noted above, we have two long-term equity incentive plans – the 2007 Plan and the 2001 Plan – and the 2011 LTIP, an equity-based program subject to the terms and conditions of our 2007 Plan, was approved by the Compensation Committee in January 2011.  The following is a description of each plan and program.

2001 Plan.  In June 2001, our Board adopted the 2001 Plan.  Various plan amendments have been approved since that time, the most recent being in November 2007.  The 2001 Plan allowed for the issuance of equity-based awards in the form of non-qualified stock options and stock appreciation rights. However, as a result of the adoption of the 2007 Plan, at the direction of the Board, no further awards are allowed to be granted under our 2001 Plan.  As of December 31, 2011, options to purchase an aggregate of 6,438,172 shares of common stock (net of options cancelled) had been granted pursuant to the 2001 Plan, all of which were non-qualified stock options.  Of that amount, 5,225,812 options had been exercised.

2007 Plan.  In August 2007, our Board and our stockholders approved our 2007 Plan.  The adoption, approval, and effectiveness of this plan were contingent upon the successful completion of our initial public offering, which occurred in December 2007.  In June 2010, our stockholders approved the amendment and restatement of the 2007 Plan.  The 2007 Plan provides for the granting of incentive stock options intended to qualify under Section 422 of the Code, nonqualified stock options, restricted stock awards, restricted stock unit awards, annual incentive awards, performance awards, phantom stock awards, and bonus stock awards.  The number of shares of common stock that may be issued under the 2007 Plan may not exceed 5,179,393 shares, subject to further adjustment to reflect stock dividends, stock splits, recapitalizations and similar changes in our capital structure.  The individual share limitations that any one participant can receive in any given fiscal year is 1,500,000 shares and, for awards denominated in cash amounts, the amount may not exceed $2,000,000 in a given year.  As of December 31, 2011, options to purchase an aggregate of 416,500 shares of common stock (net of options cancelled) had been granted pursuant to the 2007 Plan, all of which were non-qualified stock options.  Of that amount, 106,525 options had been exercised.  Additionally, as of December 31, 2011, 2,855,890 shares of restricted stock had been granted pursuant to the 2007 Plan.

2011 LTIP.  In January 2011, the Compensation Committee of our Board approved our 2011 LTIP, which is an equity program subject to the terms and conditions of our 2007 Plan that allows for annual equity awards to be made to eligible employees.  The Compensation Committee has the sole authority to grant awards to the Company’s Section 16 Officers, as defined by the SEC, under the 2011 LTIP, and the Company’s Chief Executive Officer has the authority to grant awards to all non-Section 16 Officers and other employees.  For 2011, the Compensation Committee determined that any awards granted would be in the form of restricted stock units (as defined in the 2007 Plan) and would contain both a performance-based and a time-based vesting schedule.  A base pool of 273,411 restricted stock units was set aside for granting in 2011 under the 2011 LTIP.  The number of restricted stock units potentially earned under the 2011 LTIP was based on the level of performance achieved during a given year.  If the Company failed to achieve at least the threshold performance levels, none of these restricted stock units would be earned, and all of the grants would be forfeited.  (See the “Compensation Discussion and Analysis – 2011 Compensation Decisions – Approval of 2011 Long-Term Incentive Plan” section above for the threshold, target, and maximum amounts of each selected performance metric.)  With the exception of awards made to new hires or in exceptional circumstances, the Compensation Committee intends for all future equity grants to be made pursuant to the 2011 LTIP.

The type and number of awards held by each of our Named Executive Officers as of December 31, 2011 that were granted pursuant to each of our equity incentive plans are described below in the “— Outstanding Equity Awards at Fiscal 2011 Year-End” section.

Salary and Bonus Compensation in Proportion to Total Compensation

The following table sets forth the percentage of total compensation that we paid in the form of base salary and discretionary bonuses for the year ended December 31, 2011 to each Named Executive Officer.

Name	Percentage of Total Compensation
Steven A. Rathgaber	26.6%
J. Chris Brewster	33.3%
Michael H. Clinard	32.8%
Rick Updyke	32.4%
Ronald Delnevo	38.1%

Outstanding Equity Awards at Fiscal 2011 Year-End

The following table sets forth information for each of our Named Executive Officers regarding the number of shares subject to both exercisable and unexercisable stock options and the number of shares of restricted stock that have not vested as of December 31, 2011:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have not Vested	Market Value of Shares or Units of Stock that Have Not Vested (1)
Steven A. Rathgaber	—	—	—	—	01-31-2011	89,700 (2)	$2,427,282
	—	—	—	—	02-01-2010	262,500 (3)	7,103,250

J. Chris Brewster	—	—	—	—	01-31-2011	35,800 (2)	$968,748
	—	—	—	—	01-15-2010	75,000 (3)	2,029,500
	—	—	—	—	06-20-2008	45,000 (3)	1,217,700
	147,382 (4)	—	$6.54	03-31-2014	—	—	—
	119,227 (5)	—	$10.55	03-05-2016	—	—	—

Michael H. Clinard	—	—	—	—	01-31-2011	44,000 (2)	$1,190,640
	—	—	—	—	01-15-2010	75,000 (3)	2,029,500
	—	—	—	—	06-20-2008	33,500 (3)	906,510
	79,485 (5)	—	$10.55	03-05-2016	—	—	—

Rick Updyke	—	—	—	—	01-31-2011	34,400 (2)	$930,864
	—	—	—	—	01-15-2010	75,000 (3)	2,029,500
	—	—	—	—	06-20-2008	20,000 (3)	541,200
	183,197 (5)	—	$13.08	11-19-2017	—	—	—

Ronald Delnevo	—	—	—	—	01-31-2011	32,400 (2)	$876,744
	—	—	—	—	06-20-2008	44,000 (3)	1,190,640

__________

(1)	The market value of shares that have not vested is based on the closing market price of our stock as of December 31, 2011 of $27.06 per share.

(2)

The forfeiture provisions on these shares lapse at the rate of 50% on the second anniversary date, 25% on the third anniversary date, and 25% on the fourth anniversary date. These restricted shares were granted under our 2011 LTIP, which is governed by our 2007 Plan.

(3)

The forfeiture provisions on these shares lapse at the rate of 25% of the underlying shares on each of the first four anniversaries of the grant date. These restricted shares were granted pursuant to our 2007 Plan.

(4)	These options were granted pursuant to our 2001 Plan.

(5)	These options were granted pursuant to our 2007 Plan.

Option Exercises and Stock Vested During Fiscal Year 2011

The following table sets forth information relating to each exercise of stock options and each vesting of restricted stock awards during the year ended December 31, 2011 for each of our Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized Upon Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
Steven A. Rathgaber	—	—	87,500	$1,513,750
J. Chris Brewster	210,000	$3,223,853	70,000	$1,377,700
Michael H. Clinard	—	—	58,500	$1,138,960
Rick Updyke	95,000	$908,462	45,000	$858,700
Ronald Delnevo	17,939	$179,325	44,000	$913,440

____________

(1)	Value realized was calculated based on the difference between the market price of our common stock on the date of exercise and the exercise price of the option.

(2)

Value realized was calculated by multiplying the market value of our common stock (which was the average of the high and low trading price of our common stock on the applicable vesting date) by the number of shares that became vested on the applicable vesting dates.

Pension Benefits

Currently, we do not offer, and, therefore, none of our Named Executive Officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us.  In the future, however, the Compensation Committee may elect to adopt qualified or non-qualified defined benefit plans if it determines that doing so is in our best interests (e.g., in order to attract and retain employees.)

Nonqualified Deferred Compensation

Currently, we do not offer, and, therefore, none of our Named Executive Officers participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.  In the future, however, the Compensation Committee may elect to provide our officers and other employees with non-qualified defined contribution or deferred compensation benefits if it determines that doing so is in our Company’s best interests.

Potential Payments upon a Termination or Change in Control

In addition to the potential acceleration of our equity-based awards upon certain events, our employment agreements with Messrs. Rathgaber, Brewster, and Clinard contain severance and change in control provisions.  Specifically, the employment agreements in place as of December 31, 2011 contain the following definitions for each of the possible “triggering events” that could result in a termination payment to these three Named Executive Officers:

•      Cause.  Messrs. Rathgaber, Brewster, and Clinard may be terminated for cause if the executive: (1) engages in gross negligence, gross incompetence, or willful misconduct in the performance of his employment duties; (2) refuses, without proper legal reason, to perform his employment duties and responsibilities; (3) materially breaches any material provision of his employment agreement, any written agreement or a corporate policy or code of conduct established by us; (4) willfully engages in conduct that is materially injurious to us; (5) discloses without specific authorization confidential information that is materially injurious to us; (6) commits an act of theft, fraud, embezzlement, misappropriation, or willful breach of a fiduciary duty to us; (7) is convicted of (or pleads no contest to) a crime involving fraud, dishonesty or moral turpitude, or any felony (or a crime of similar import in a foreign jurisdiction).

•      Change in Control.  Messrs. Rathgaber, Brewster, and Clinard’s agreements state that a change in control may occur upon any of the following events:

•      a merger, consolidation, or asset sale where all or substantially all of our assets are held by a third party if (1) the holders of our equity securities no longer own equity securities of the resulting entity that are entitled to 60% or more of the votes eligible to be cast in the election of directors of the resulting entity, or (2) the members of the Board immediately prior to such transaction no longer constitute at least a majority of the board of directors of the resulting entity immediately after such transaction or event;

•      our dissolution or liquidation;

•      the date any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the combined voting power of the resulting entity’s outstanding securities; or

•      as a result of or in connection with a contested election of directors, the members of the Board immediately before such election cease to constitute a majority of the Board.

Messrs. Rathgaber, Brewster, and Clinard may be subject to a federal excise tax on compensation they receive in connection with a change in control of our Company.  The value determined in accordance with Section 280G of the Internal Revenue Code of payments and benefits provided that are contingent upon a change in control may be subject to a 20% excise tax to the extent of the excess of such value over the executive’s average annual taxable compensation from our Company for the five years preceding the year of the change in control (or such shorter period as the executive was employed by us), if the total value of such payments and benefits equals or exceeds an amount equal to three times such average annual taxable compensation.  In accordance with their employment agreements, if such excise tax is applicable, Messrs. Rathgaber, Brewster, and Clinard are entitled to receive a “gross-up payment” from our Company in an amount necessary to place the executive in the same after-tax position had no portion of such contingent payments been subject to excise tax.

•      Good Reason.  Messrs. Rathgaber, Brewster, and Clinard have the right to terminate employment upon the occurrence of any of the following good reason events: (1) a material diminution in the executive’s base salary; (2) a material diminution of the executive’s authority, duties or responsibilities of his job function; and (3) without the executive’s prior consent, a required involuntary relocation of more than 75 miles from our corporate headquarters in Houston, Texas.  Additionally, in the case of Mr. Rathgaber, he may also terminate employment for good reason in the event of a material breach by us of our agreement with him.

•      Totally Disabled.  Under Messrs. Rathgaber, Brewster, and Clinard’s employment agreements, we have the right to terminate the executive’s employment at any time if the employee is unable to perform his duties or fulfill his obligations by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, as certified by a competent physician (without this specifically being deemed as “totally disabled”).

•      Without Cause Termination.  A termination without cause shall mean a termination of the executive’s employment other than for death, voluntary resignation, total disability, or cause.

Each of our Named Executive Officers have received restricted stock grants pursuant to our 2007 Stock Incentive Plan, the award agreements of which contain provisions permitting accelerated lapsing of forfeiture restrictions upon certain termination and change in control scenarios.  Under the terms of our restricted stock award agreements with the Named Executive Officers that govern the restricted stock awards granted in 2008 and 2010, and with respect to Messrs. Rathgaber, Brewster, and Clinard, their employment agreements, the Named Executive Officers are entitled to the following equity award treatment in the event of a termination or employment or a change in control:

•         Each of the executives will receive partial (25%) accelerated lapsing upon a termination of employment for death or disability;

•         Messrs. Rathgaber, Brewster, and Clinard also will receive partial (50%) accelerated lapsing upon the occurrence of a change in control; this acceleration will be increased to 100% if a termination other than for cause or a good reason termination follows such a change in control; and

•         Finally, if Mr. Rathgaber terminates his employment with us for Good Reason or if he is terminated by us without Cause, then (i) if the termination had occurred prior to the first anniversary of the effective date of his employment agreement (which was February 1, 2011), he would have received partial (50%) accelerated vesting; (ii) if the termination had occurred on or after the first anniversary of the effective date of his employment agreement but prior to the second anniversary (which was February 1, 2012), he would have received partial accelerated vesting of the shares, calculated as 25% plus a portion of the shares that would have vested on the second anniversary date but only the portion that would have been earned by the end of the month in which the termination occurred; and (iii) if the termination occurs on or after the second anniversary date of the effective date of his employment agreement, he will receive partial (25%) accelerated vesting.

Each equity award granted in the 2011 year consisted of a performance-based RSU award.   Under the terms of the agreements governing our 2011 grants of RSUs under our 2011 LTIP, if a Named Executive Officer: (i) is terminated due to death or disability; (ii) resigns and such resignation constitutes a “Qualified Retirement” (defined as the employee (a) having been employed for a minimum of 5 years by the Company, and (b) being 60 years of age at the time of resignation); or (iii) is involuntarily terminated within 24 months following a Corporate Change, then the forfeiture restrictions on all earned RSUs that have not previously lapsed will immediately lapse.  In the event that a Named Executive Officer is eligible for Qualified Retirement after the end of the performance period, but prior to the date that is 12 months prior the end of the time-based vesting period, then a Corporate Change that also qualifies as a change in control pursuant to Section 409A of the Code will result in all earned RSUs becoming fully vested and paid out in shares of our common stock.  If the Named Executive Officer is not eligible for a Qualified Retirement during the period noted in the preceding sentence, then the holder may be eligible to receive a replacement award for the RSU.  A “replacement award” shall be an award that has a value at least equal to the value of the replaced RSU, it relates to a publicly traded equity security of the successor of the Corporate Change, and it has terms no less favorable to the participant than the terms of the original RSU award.  If an RSU holder is provided with a replacement award following a Corporate Change to replace the then-outstanding earned RSUs, then the replaced RSUs will be cancelled.  However, if the Named Executive Officer does not receive a replacement award for his or her earned RSUs in connection with a Corporate Change, then the earned RSUs that the Named Executive Officer holds at the time of the Corporate Change will become fully vested and paid out in shares of our common stock.

Unless otherwise noted above, the definitions of the applicable terms in the restricted stock and RSU agreements are substantially similar to the same terms as described above within Messrs. Rathgaber, Brewster, and Clinard’s employment agreements.

The table below reflects the amount of compensation payable to our Named Executive Officers in the event of a termination of employment or a change in control of our Company on December 31, 2011.  For purposes of calculating the potential payments, we have made certain assumptions that we have determined to be reasonable and relevant to our stockholders.  Upon the occurrence of any of the termination events listed, or in the event of a for-cause termination or a voluntary termination (neither of which are shown in the table below), the terminated executive would receive any base salary amount that had been earned but had not been paid at the time of termination.  In the event of a without cause termination, a termination for good reason, or a termination in connection with a change in control, the executive would also be entitled to receive payment of any prior year amount earned under our non-equity incentive plan (if not already paid) and a pro rata portion of the amount earned under our non-equity incentive plan for the year in which the termination occurred.  However, such amounts would not be considered “termination payments” but rather would represent compensation earned by the executive for services rendered, and we, therefore, have not reflected the amount of earned but unpaid salary and non-equity incentive compensation awards in the table below.  The executives are also entitled to receive reimbursement payments for reasonable business expenses, and we have assumed that for purposes of the calculations below, all expense reimbursements were current as of December 31, 2011.

The amount of compensation payable to each Named Executive Officer for each situation is listed below based on the equity award agreements and/or the employment agreements in place for each executive as of December 31, 2011.  The amounts shown assume that such termination event was effective as of December 31, 2011 and that the closing price of our common stock on that date was $27.06.  The amounts below are our best estimates as to the amounts that each executive would receive upon that particular termination event; however, exact amounts that any executive would receive could only be determined upon an actual termination of employment.

Potential Payments upon a Termination or Change in Control Table

Executive	Benefits	Termination by Us Without Cause, or Good Reason Termination By Executive		Change in Control (No Termination)		Termination in Connection with a Change in Control		Death or Disability
Steven A. Rathgaber	Base Salary	$1,100,000	(1)	$—		$1,100,000	(1)	$—
	Non-equity incentive compensation	830,150	(1)	—		830,150	(1)	—
	Post-employment health care	35,895	(1)	—		35,895	(1)	—
	Restricted Shares	4,538,188	(2)	5,949,141	(3)	8,316,891	(4)	3,581,391	(5)
	Tax gross-up	—		—		1,569,390	(7)	—
	Total	$6,504,233		$5,949,141		$11,852,326		$3,581,391

J. Chris Brewster	Base Salary	$692,120	(1)	$—		$692,120	(1)	$—
	Non-equity incentive compensation	574,100	(1)	—		574,100	(1)	—
	Post-employment health care	35,895	(1)	—		35,895	(1)	—
	Restricted Shares	—		3,055,074	(3)	3,731,574	(4)	1,702,074	(6)
	Tax gross-up	—		—		698,405	(7)	—
	Total	$1,302,115		$3,055,074		$5,732,094		$1,702,074

Michael H. Clinard	Base Salary	$771,264	(1)	$—		$771,264	(1)	$—
	Non-equity incentive compensation	703,723	(1)	—		703,723	(1)	—
	Post-employment health care	35,622	(1)	—		35,622	(1)	—
	Restricted Shares	—		2,854,830	(3)	3,531,330	(4)	1,501,830	(6)
	Total	$1,510,609		$2,854,830		$5,041,939		$1,501,830

Rick Updyke	Base Salary	$—		$—		$—		$—
	Post-employment health care	—		—		—		—
	Restricted Shares	—		1,818,432	(3)	2,494,932	(4)	1,006,632	(6)
	Total	$—		$1,818,432		$2,494,932		$1,006,632

Ronald Delnevo (8)	Base Salary	$—		$—		$—		$—
	Post-employment health care	—		—		—		—
	Restricted Shares	—		438,372	(3)	438,372	(4)	1,629,012	(6)
	Total	$—		$438,372		$438,372		$1,629,012

____________

(1)

For Messrs. Rathgaber, Brewster, or Clinard, in the event of a without cause termination, a good reason termination, or a termination in connection with a change in control, the executive would be entitled to receive severance pay equal to two times his then-current base salary plus two times the average amount paid to him in the two preceding calendar years under our non-equity incentive plan. For Messrs. Brewster and Clinard, the average of the executive’s 2010 and 2009 payout amounts were used to calculate the values in the table above. For Mr. Rathgaber, in the event of a December 31, 2011 termination, he would have only received one payout under our non-equity incentive plan and we therefore, utilized two times this amount as the amount he would receive in the event of termination, as payouts under our non-equity incentive plan were unknown as of December 31, 2011. Additionally, in the event the executive elected to continue benefits coverage through our group health plan under COBRA, we would reimburse the executive for the COBRA premiums for up to 18 months. For each executive, all amounts would be payable in bi-monthly installments; provided, however, that if the executive is a “specified employee” under Section 409A of the Internal Revenue Code at the time of his termination, the amounts will be delayed for a period of six months to the extent required to avoid additional federal income taxes for the executive.

(2)

Pursuant to the terms of Mr. Rathgaber’s employment agreement, in the event Mr. Rathgaber terminates his employment with us for Good Reason or if he is terminated by us without cause, and such a termination occurred on December 31, 2011 (which would be after the first anniversary of the effective date of his employment agreement but prior to the second anniversary), he will receive partial accelerated vesting of the shares, calculated as shares that would have vested on the third anniversary date (25%) plus a portion of the shares that would have vested on the second anniversary date but only the portion that would have been earned by the end of the month in which the termination occurred. The amounts presented above represent the product of (a) the number of restricted shares that would have vested as of December 31, 2011 (subsequent to the first anniversary but prior to the second anniversary of Mr. Rathgaber’s agreement), and (b) $27.06, the closing price of our common stock as of December 31, 2011.

(3)

Pursuant to the terms of Messrs. Rathgaber, Brewster, Clinard, and Updyke’s 2010 restricted stock agreements as well as Messrs. Brewster and Clinard’s 2008 restricted stock agreements, in the event of a change in control, the remaining forfeiture restrictions on 50% of the initial amount of restricted shares granted lapse effective as of the date the change in control occurs; in the case of the 2008 agreements, only 25% of the initial grant remained restricted as of December 31, 2011. Additionally, pursuant to the terms of Messrs. Rathgaber, Brewster, Clinard, Updyke, and Delnevo’s 2011 RSU agreements and the terms of our 2011 LTIP, in the event a change in control occurs during a performance period, the awards granted during the performance period shall be treated as earned at the target level. We’ve assumed that the RSUs would be fully vested and settled, rather than receiving a replacement award. The amounts presented above represent the product of (a) the number of restricted shares that would have vested as of December 31, 2011 upon the change in control, and (b) $27.06, the closing price of our common stock as of December 31, 2011.

(4)

Pursuant to the terms of Messrs. Rathgaber, Brewster, Clinard, and Updyke’s 2010 restricted stock agreements as well as Messrs. Brewster and Clinard’s 2008 restricted stock agreements, in the event the executive is terminated following a change in control, and such termination is a termination by us without cause or a good reason termination, all remaining forfeiture restrictions lapse effective as of the termination date. Additionally, under the terms of our 2011 LTIP, in the event that a change in control occurs during a performance period, the awards granted during the performance period shall be treated as earned at the target level. We’ve assumed that the RSUs would be fully vested and settled, rather than receiving a replacement award. The amounts presented represent the product of (a) the number of then unvested restricted shares that each executive held as of December 31, 2011, and (b) $27.06, the closing price of our common stock as of December 31, 2011.

(5)

Pursuant to the terms of Mr. Rathgaber’s employment and restricted stock agreements, in the event Mr. Rathgaber dies or becomes disabled during the term of his employment, the forfeiture restrictions on all shares of restricted stock granted in conjunction with his acceptance of employment (effective February 1, 2010) that would have lapsed on the next anniversary date of the grant shall immediately lapse. Additionally, pursuant to the terms of the 2011 LTIP, in the event Mr. Rathgaber’s employment with the Company terminates as a result of death or disability during the performance period, awards granted during that performance period shall be treated as earned at the target level, with any such earned awards becoming fully vested and paid out in shares of Company stock as soon as practicable following such employment termination. The amounts presented represent the product of (a) the number of restricted shares that would have vested as of December 31, 2011 upon the aforementioned events, and (b) $27.06, the closing price of our common stock as of December 31, 2011.

(6)

Pursuant to the terms of Messrs. Brewster, Clinard, and Delnevo’s 2008 restricted stock agreements and Messrs. Brewster, Clinard, and Updyke’s 2010 restricted stock agreement, in the event the executive dies or becomes disabled during the term of his employment, the percentage of the total number of restricted shares as to which the forfeiture restrictions shall lapse shall automatically increase by 25% of the shares awarded. Additionally, pursuant to the terms of the 2011 LTIP, in the event a participant’s employment with the Company terminates as a result of death or disability during the performance period, awards granted during that performance period shall be treated as earned at the target level, with any such earned awards becoming fully vested and paid out in shares of Company stock as soon as practicable following such employment termination. The amounts presented represent the product of (a) the number of restricted shares that would have vested as of December 31, 2011 upon the aforementioned events, and (b) $27.06, the closing price of our common stock as of December 31, 2011.

(7)

Federal excise tax gross-up payments were calculated pursuant to Section 280G of the Code. Only the severance amount payable to Messrs. Rathgaber and Brewster exceeded his Section 280G safe harbor amount; therefore, they are the only Named Executive Officers that would have received a gross-up payment for federal excise taxes in the event the executive’s employment was terminated on December 31, 2011 following a change in control of our Company. The potential gross-up payments were calculated based upon an excise tax rate under Section 4999 of the Internal Revenue Code of 20%, a 35% federal income tax rate and a 1.45% Medicare tax rate.

(8)	Amounts presented for Mr. Delnevo were converted from pounds sterling to United States dollars at $1.5982, which was the average exchange rate in effect for the year.

Our employment agreements with Messrs. Rathgaber, Brewster, and Clinard require the executives to sign a full release within 50 days of the executive’s termination of employment waiving all claims against us, our subsidiaries, and our officers, directors, employees, agents, representatives, or stockholders before receiving any severance benefits due under the employment agreements.  Further, the employment agreements with Messrs. Rathgaber, Brewster, and Clinard also contain non-compete and non-solicitation restrictions for a 12-month period, during which the executives may not (1) directly or indirectly participate in or have significant ownership in a competing company; (2) solicit or advise any of our employees to leave our employment; or (3) solicit any of our customers either for his own interest or that of a third party.

Additionally, pursuant to the terms of our 2001 and 2007 Stock Incentive Plans (the “Plans”), the Compensation Committee, at its sole discretion, may take action related to and/or make changes to stock options and the related option agreements upon the occurrence of an event that qualifies as a Corporate Change under the Plans (such definition of which is substantially similar to the definition of Change in Control in the employment agreements described above).  Such actions and/or changes could include (but are not limited to) (1) acceleration of the vesting of the outstanding, non-vested options; (2) modifications to the number and price of shares subject to the option agreements; and/or (3) the requirement for mandatory cash out of the options (i.e., surrender by an executive of all or some of his outstanding options, whether vested or not, in return for consideration deemed adequate and appropriate based on the specific change in control event).  The Compensation Committee also has discretion to make changes to any awards and the related agreements under the 2007 Plan in the event of a change in our outstanding common stock by reason of a recapitalization, a merger, a reorganization or other similar transaction, in order to prevent the dilution or enlargement of rights under the Plans.  Such actions and/or changes, if any, may vary among plan participants.  As a result of their discretionary nature, these potential changes have not been estimated and are not reflected in the above table.

Risk Assessment Related to Our Compensation Structure

We have reviewed our compensation policies and practices for all employees, including executive officers, and determined that our compensation policies, practices and programs are not reasonably likely to have a material adverse effect on the Company.  Moreover, we believe that several design features of our compensation programs and policies reduce the likelihood of excessive risk-taking:

•          The program design provides a balanced mix of cash and equity, annual and longer-term incentives, and performance metrics.

•          Our 2011 non-equity incentive compensation plan has a cap.

•          Our 2011 non-equity incentive compensation plan has a recoupment policy, pursuant to which any amounts paid out under the plan may be subject to recoupment by the Company if the operating of financial results used to calculate such amounts are restated.

•          Compliance and ethical behaviors are integral factors considered in all performance assessments.

•          We set the proper ethical and moral expectations through our policies and procedures and provide various mechanisms for reporting issues.

•          We maintain an internal and external audit program, which enables us to verify that our compensation policies and practices are aligned with expectations.

•          We also perform extensive financial analysis work before entering into new contracts or ventures thus making it more difficult for individuals to act against the Company’s long-term interest by attempting to manipulate earnings results in the short term.

We have determined that, for all employees, our compensation programs do not encourage excessive risk and instead encourage behaviors that support sustainable value creation.

DIRECTOR COMPENSATION

The following table provides compensation information for each non-employee director who served as a member of our Board during the year ended December 31, 2011:

Director Compensation Table for 2011

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total
J. Tim Amoult	$65,004	$58,995	$123,995
Robert P. Barone	$59,587	$58,995	$118,582
Jorge M. Diaz	$55,000	$58,995	$113,995
Dennis F. Lynch	$93,755	$58,995	$152,750
G. Patrick Phillips	$55,000	$58,995	$113,995
Mark Rossi	$45,837	$58,995	$104,832
Juli C. Spottiswood (2)	$33,336	$40,000	$73,336
Michael A.R. Wilson	$—	$—	$—

____________

(1)

This column shows the grant date fair value of each restricted share award granted in 2011, as computed in accordance with FASB ASC Topic 718. A discussion of the assumptions used in calculating these values may be found in Note 3 to the audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011. As of December 31, 2011, each of Messrs. Arnoult, Barone, Diaz, Lynch, Phillips, and Rossi held 3,114 shares of restricted stock; Ms. Spottiswood held 1,812 shares of restricted stock; and Mr. Diaz held 27,742 outstanding options awards in addition to his restricted shares.

(2)	Ms. Spottiswood joined our Board on May 1, 2011.

Only non-employee directors receive compensation for service on our Board of Directors.  The 2011 compensation paid to our non-employee directors consisted of:

•         an annual award of restricted stock, valued at approximately $58,995 at the time of grant;

•         an annual cash retainer of $40,000, with no additional fees paid for Board and committee meetings attended;

•         an annual cash retainer of $30,000 for the Chairman of the Board;

•         an annual cash retainer of $10,000 for each committee of which the director is a member; and

•         an additional annual cash retainer of $5,000 for the chair of each committee.

Cash amounts are paid monthly.  In addition, all of our directors are reimbursed for their reasonable expenses incurred in attending Board and committee meetings.  The 2011 restricted stock award to all non-employee directors, with the exception of the grant to Ms. Spottiswood, was granted on March 2, 2011 and the forfeiture restrictions lapsed in full on March 2, 2012.  The grant to Ms. Spottiswood was made on May 18, 2011 and the forfeiture restrictions lapsed in full on March 1, 2012.  Mr. Wilson, a former director who is affiliated with the TA Funds, one of our previous significant stockholders, waived his right to receive any compensation in 2011.

2012 Changes to Director Compensation

In February 2012, following a review of director compensation by Meridian of the same peer group that was used for 2012 executive pay decisions and the determination by Meridian of the median compensation for various director assignments, the Compensation Committee, guided by its philosophy that our director compensation should be at or near the median of our peer group, approved modifications to the above-discussed compensation structure of our Board.  Specifically, the annual cash retainer paid to all non-employee directors was increased from $40,000 to $50,000 with no change in the additional cash retainer paid for membership or chairmanship of any committee, which remained at $10,000 and $5,000, respectively.  The Compensation Committee also increased the annual equity component for our non-employee directors from $60,000 to $100,000, and on February 28, 2012, granted 3,710 shares of restricted stock to each such director.  The forfeiture restrictions on these shares lapse on February 28, 2013.  Additionally, the Compensation Committee increased the annual compensation of the non-executive Chairman of the Board from $30,000 to $50,000.  Finally, with respect to the compensation to be paid for service on the Company’s newly-formed Finance Committee, directors will not receive an annual retainer for serving on such committee, but rather will receive a per-meeting payment of $1,250 for each member and $1,500 for the Chairman.  The Compensation Committee believes this is a more appropriate compensation structure given that the Finance Committee does not have regularly scheduled meetings, but may be called upon to meet on an irregular basis during a given year, depending on the needs of the Company.  The above-described revised 2012 director compensation places the total compensation package of our directors at slightly below the median of the peer group data.

Compensation Committee Interlocks and Insider Participation

During 2011, Jorge M. Diaz, Dennis F. Lynch, G. Patrick Phillips, Mark Rossi, and Michael A.R. Wilson served on our Compensation Committee.  During 2011, no member of our Compensation Committee served as an executive officer or employee (current or former) while serving on our Compensation Committee.  Additionally, none of our executive officers has served as a director or member of the Compensation Committee of any other entity whose executive officers served as a director or member of our Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Transactions with our Directors and Officers

Jorge M. Diaz, a member of our Board of Directors, is the Division President and Chief Executive Officer of Fiserv Output Solutions, a division of Fiserv, Inc.  In 2011, Fiserv provided us with third-party services during the normal course of business, including transaction processing, network hosting, network sponsorship, maintenance, cash management, and cash replenishment.  The $1.9 million amount paid to Fiserv during 2011 represented approximately 1.7% of our total cost of revenues and selling, general, and administrative expenses for the year.

Approval of Related Person Transactions

In the ordinary course of business, we may enter into a related person transaction (as such term is defined by the SEC).  The policies and procedures relating to the approval of related person transactions are set forth in our Related Persons Transactions Policy, which was amended and restated on January 21, 2011.  The Audit Committee is charged with the responsibility of reviewing all the material facts related to any such proposed transaction and either to approve or disapprove of the entry into such transaction.  Our Related Persons Transaction Policy is available on our website at http://ir.cardtronics.com.

Audit Matters

Report of the Audit Committee

Each member of the Audit Committee is an independent director as such term is defined under the current listing requirements.  The Audit Committee is governed by an Audit Committee Charter, which complies with the requirements of the Sarbanes-Oxley Act of 2002 and corporate governance rules of NASDAQ.  The Audit Committee Charter may be further amended to comply with the rules and regulations of the SEC and NASDAQ listing standards as they continue to evolve.  A copy of the Audit Committee Charter is available on our website at http://www.cardtronics.com.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements contained in Cardtronics, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 with Cardtronics, Inc.’s management and independent registered public accounting firm. Management is responsible for the financial statements and the reporting process, including the system of internal controls.  The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.

The Audit Committee discussed with the independent registered public accounting firm their independence from Cardtronics, Inc. and its management including the matters in the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) regarding the independent auditors’ communications with the Audit Committee concerning independence, and considered the compatibility of non-audit services with the registered public accounting firms’ independence.  In addition, the Audit Committee discussed the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61, as amended, as adopted by the PCAOB in Rule 3200T

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, the inclusion of the audited consolidated financial statements in Cardtronics, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for filing with the SEC.

Respectfully submitted by the Audit Committee of the Board of Directors of Cardtronics, Inc.,

Robert P. Barone, Chairman

Tim Arnoult

G. Patrick Phillips

Juli C. Spottiswood

Independent Registered Public Accounting Firm Fee Information

Fees for professional services provided by our independent registered public accounting firm, KPMG LLP, in each of the last two fiscal years in each of the following categories were:

	2011	2010
	(In thousands)
Audit Fees	$1,429	$1,482
Audit-Related Fees	66	46
Tax Fees	—	—
All Other Fees	—	—
Total	$1,495	$1,528

Audit fees include fees associated with the annual audit and quarterly review of our financial statements and the separate statutory audits of Bank Machine Ltd. in the United Kingdom and Cardtronics Mexico in Mexico. The audit fees for 2011 also include additional audit services associated with certain acquisitions and tax restructuring activities during 2011.  The audit fees for 2010 also include professional services and comfort letters associated with our secondary equity offerings and debt refinancing transactions that occurred in 2010.  The audit-related fees in 2011 and 2010 represent fees paid to KPMG for work performed on a SAS 70 audits of our Electronic Funds Transfer transaction processing operation.  The Audit Committee considers whether the provision of these services is compatible with maintaining the registered public accounting firm’s independence, and has determined such services for fiscal year 2011 were compatible.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm

Among its other duties, the Audit Committee is responsible for appointing, setting compensation, and overseeing the work of the independent registered public accounting firm.  The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent registered public accounting firm.  On an as-needed basis, management will communicate specific projects and categories of service for which the advance approval of the Audit Committee is requested.  The Audit Committee reviews these requests and advises management if the Audit Committee approves the engagement of the independent registered public accounting firm.  On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts.  The Audit Committee approved all of the services provided by KPMG LLP in 2011 and 2010.

Proposals for the 2013 Annual Meeting of Stockholders

Pursuant to the various rules promulgated by the SEC, stockholders interested in submitting a proposal for inclusion in our proxy materials and for presentation at the 2013 Annual Meeting of Stockholders may do so by following the procedures set forth in Rule 14a-8 under the Exchange Act.  To be eligible for inclusion in such proxy materials, stockholder proposals must be received by our Corporate Secretary no later than December 14, 2012.  No stockholder proposal was received for inclusion in this Proxy Statement.

In addition to the requirements of the SEC described in the preceding paragraph, and as more specifically provided for in our Bylaws, in order for a nomination of persons for election to our Board or a proposal of business to be properly brought before our annual meeting of stockholders, it must be either specified in the notice of the meeting given by our Secretary or otherwise brought before the meeting by or at the direction of our Board or by a stockholder entitled to vote and who complies with the following notice procedures.  A stockholder making a nomination for election to our Board or a proposal of business must deliver proper notice to our Corporate Secretary at least 120 days prior to the anniversary date of the 2012 Annual Meeting of Stockholders.  In other words, for a stockholder nomination for election to our Board or a proposal of business to be considered at the 2013 Annual Meeting of Stockholders, it should be properly submitted to our Corporate Secretary no later than January 15, 2013.

If a stockholder provides notice for a proposal of business to be considered at the annual meeting, the notice must include the following information:

•         a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting;

•         the stockholder's name and address as they appear on the Corporation's books;

•         the number and class of all shares of each class of stock of the Corporation owned of record and beneficially by the stockholder;

•         any material interest of the stockholder in the matter proposed (other than as a stockholder), if applicable;

•         in the case of a Nominee Holder, evidence establishing the Nominee Holder's indirect ownership of stock and entitlement to vote the stock on the matter proposed at the meeting; and

•         any other information that is required to be provided by stockholder pursuant to Regulation 14A under the Exchange Act in his capacity as a proponent to a stockholder proposal.

Under Rule 14a-4(c) of the Exchange Act, our Board may exercise discretionary voting authority under proxies solicited by it with respect to any matter properly presented by a stockholder at the 2013 Annual Meeting of Stockholders that the stockholder does not seek to have included in our proxy statement if (except as described in the following sentence) the proxy statement discloses the nature of the matter and how our Board intends to exercise its discretion to vote on the matter, unless we are notified of the proposal on or before February 27, 2013, and the stockholder satisfies the other requirements of Rule 14a-4(c)(2).  If we first receive notice of the matter after February 27, 2013, and the matter nonetheless is permitted to be presented at the 2013 Annual Meeting of Stockholders, our Board may exercise discretionary voting authority with respect to the matter without including any discussion of the matter in the proxy statement for the meeting.  We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with the requirements described above and other applicable requirements.

Please see “Corporate Governance – Our Board – Director Selection and Nomination Process” for additional information concerning the notice requirements for director nominations by stockholders.

Other Matters

Management does not intend to bring before the Annual Meeting any matters other than those set forth herein and has no present knowledge that any other matters will or may be brought before the Annual Meeting by others.  However, if any other matters properly come before the Annual Meeting, then the Proxy Holders will vote the proxies as recommended by our Board or, if no recommendation is given, in their own discretion.

Annual Report To Stockholders

Our Annual Report on Form 10-K, which includes our consolidated financial statements for the fiscal year ended December 31, 2011, accompanies the proxy material being mailed to all of our stockholders.  The Annual Report is not part of the proxy solicitation material.

We will provide you, without charge upon your request, additional copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.  We will furnish a copy of any exhibit to our Annual Report on Form 10-K upon payment of a reasonable fee, which shall be limited to our reasonable expenses in furnishing the exhibit.  You may request such copies by contacting our General Counsel and Secretary, Michael E. Keller, by mail to Cardtronics, Inc., 3250 Briarpark Drive, Suite 400, Houston, Texas 77042 or by facsimile at (832) 308-4761.

DIRECTIONS TO 2012 ANNUAL MEETING OF STOCKHOLDERS

Directions to Cardtronics’ Offices:

From George Bush Intercontinental Airport:  Take Beltway 8 West.  Exit and turn left onto Westheimer Road.  Turn right (South) onto Briarpark Drive.  Our offices are located on the west side of Briarpark Drive approximately 4/10 of a mile from the Westheimer-Briarpark Drive intersection.  Free parking is available in the parking garage located to the left rear of the building.  Please park on the roof of the parking garage.

From Hobby Airport:   Turn left onto Airport Blvd.  Turn left onto Telephone Road.  Take Beltway 8 West.  Exit and turn right onto Westheimer Road.  Turn right (South) onto Briarpark Drive.  Our offices are located on the west side of Briarpark Drive approximately 4/10 of a mile from the Westheimer-Briarpark Drive intersection.  Free parking is available in the parking garage located to the left rear of the building.  Please park on the roof of the parking garage.